Exhibit 10.2

Execution Copy

$1,375,000,000

BRIDGE CREDIT AGREEMENT

Dated as of August 15, 2016

among

ARCH CAPITAL GROUP LTD.,
as the Parent Borrower,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Administrative Agent,

and

The Other Lenders Party Hereto

CREDIT SUISSE SECURITIES (USA) LLC

as
Lead Arranger and Bookrunner

i

		Page

10.18	USA PATRIOT Act	74
10.19	Time of the Essence	74
10.20	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	74

SCHEDULES

2.01	Commitments and Applicable Percentages
2.08(a)	Certain Fees
5.12	Subsidiaries
7.02(b)	Consolidations, Mergers, Sale of Assets, Acquisitions
7.03	Existing Liens
7.04	Existing Indebtedness
7.05	Issuance of Stock
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

A	Form of Loan Notice
B	Form of Note
C	Form of Compliance Certificate
D-1	Form of Assignment and Assumption
D-2	Form of Administrative Questionnaire
E	Form of ACUS Guaranty
F	Form of Subsidiary Borrower Assumption, Release and Guaranty Agreement
G	Form of Solvency Certificate

BRIDGE CREDIT AGREEMENT

This BRIDGE CREDIT AGREEMENT (“Agreement”) is entered into as of August 15, 2016 among ARCH CAPITAL GROUP LTD., a Bermuda company (the “Parent Borrower”), any Subsidiary Borrower (such term and each other capitalized term used but not defined in this paragraph or in the recitals having the respective meanings assigned to them in Section 1.01) that becomes party hereto pursuant to Section 2.16, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent.

WHEREAS, pursuant to the Stock Purchase Agreement, the Parent Borrower will acquire from Seller, directly or indirectly (the “Acquisition”), 100% of the issued and outstanding equity interests in Target in exchange for cash consideration (the “Cash Consideration”) and the issuance to Seller of Equity Interests in the Parent Borrower, in each case as provided for in the Stock Purchase Agreement; and

WHEREAS, the Parent Borrower desires that the Lenders make Loans on the Closing Date in an aggregate principal amount of up to $1,375,000,000, the proceeds of which will be used, together with the proceeds of any Debt Offering, Equity Offering or Asset Sale and cash on hand, solely (i) to pay the Cash Consideration and (ii) to pay the Transaction Expenses;

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01                        Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired Indebtedness” means Indebtedness of the Parent Borrower or a Subsidiary of the Parent Borrower acquired pursuant to an acquisition not prohibited under this Agreement (or Indebtedness assumed at the time of such acquisition of an asset securing such Indebtedness); provided that such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such acquisition.

“Acquisition” has the meaning specified in the recitals hereto.

“ACUS” means Arch Capital Group (U.S.) Inc., a Delaware corporation.

“ACUS Guaranty” means the guaranty executed by ACUS guaranteeing the Obligations of the Borrower hereunder, substantially in the form attached as Exhibit E.

“Administrative Agent” means Credit Suisse, in its capacity as administrative agent under any of the Credit Documents, or any successor administrative agent.

“Administrative Agent Fee Letter” means the administrative agent fee letter dated August 15, 2016 among the Parent Borrower, the Administrative Agent and the Lead Arranger, relating to the credit facility contemplated by this Agreement.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit D-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Aggregate Commitments” means the Commitments of all Lenders.  On the date hereof, the amount of the Aggregate Commitments is $1,375,000,000.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Applicable Foreign Obligor Documents” has the meaning specified in Section 5.19(a).

“Applicable Insurance Regulatory Authority” means, when used with respect to any Regulated Insurance Company, (x) the insurance department or similar administrative authority or agency located in each state or jurisdiction (foreign or domestic) in which such Regulated Insurance Company is domiciled or (y) to the extent asserting regulatory jurisdiction over such Regulated Insurance Company, the insurance department, authority or agency in each state or jurisdiction (foreign or domestic) in which such Regulated Insurance Company is licensed, and shall include any Federal or national insurance regulatory department, authority or agency that may be created and that asserts regulatory jurisdiction over such Regulated Insurance Company.

“Applicable Percentage” means with respect to any Lender at any time, (a) prior to the funding of the Loans on the Closing Date, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, and (b) after the funding of the Loans on the Closing Date, the percentage (carried out to the ninth decimal place) of the aggregate outstanding principal amount of the Loans represented by such Lender’s Loans at such time, in each case, subject to adjustment as provided in Section 2.15.  If the commitment of each Lender to make Loans has been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, in each case without the making of any Loans, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.  The Applicable Percentage “of” a particular amount may also refer to the value obtained by multiplying the Applicable Percentage times such amount.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Debt Rating	Pricing Level 1: > A+/A1	Pricing Level 2: A/A2	Pricing Level 3: A-/A3	Pricing Level 4: BBB+/Baa1	Pricing Level 5: <BBB/Baa2
Applicable Rate for Eurocurrency Loans	0.875%	1.000%	1.125%	1.375%	1.625%
Applicable Rate for Base Rate Loans	0.000%	0.000%	0.125%	0.375%	0.625%

provided that (a) if the Debt Ratings issued by S&P and Moody’s differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest); (b) if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply; (c) if the Parent Borrower has only one Debt Rating, the Pricing Level of such Debt Rating shall apply; and (d) if the Parent Borrower does not have any Debt Rating, Pricing Level 5 shall apply.

The Applicable Rate shall initially be determined based upon the Debt Rating in effect on the Closing Date.  Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by the Parent Borrower to the Administrative Agent of notice thereof pursuant to Section 6.01(e) and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.  Notwithstanding the foregoing, each Applicable Rate will increase by 0.25% per annum on the 90th day after the Closing Date and by an additional 0.25% per annum every 90 days thereafter.

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“ARC” means Arch Reinsurance Company, a corporation organized under the laws of Delaware.

“ARL” means Arch Reinsurance Ltd., a corporation organized under the laws of Bermuda.

“Arrangers” means the Lead Arranger and each additional arranger appointed in accordance with the terms of the Syndication Letter.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Asset Sale” means the Disposition of any asset by the Parent Borrower or any of its Subsidiaries (other than Dispositions (a) in the ordinary course of business or permitted by Section 7.02(b) (other than clause (xii) thereof) or (b) to the extent that the aggregate value of the assets Disposed of in any single transaction or related series of transactions is equal to or less than $100,000,000).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D-1 or any other form approved by the Administrative Agent.

“Bail-In Action” has the meaning specified in Section 10.20(b).

“Bail-In Legislation” has the meaning specified in Section 10.20(b).

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as determined from time to time by Credit Suisse as its prime commercial lending rate in effect at its principal office in New York City, and (c) the LIBO Rate that would be in effect for a Borrowing of one month commencing on the date of determination plus 1.00%.  The “prime rate” is a rate set by Credit Suisse based upon various factors including Credit Suisse’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in the Base Rate due to a change in the “prime rate”, the Federal Funds Rate or the LIBO Rate shall take effect at the opening of business on the effective date of such change in the “prime rate”, the Federal Funds Rate or the LIBO Rate, as the case may be.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Bermuda Companies Law” means the Companies Act 1981 of Bermuda and other relevant Bermuda law.

“Borrower” means the Parent Borrower or a Subsidiary Borrower, as the case may be.

“Borrower Materials” has the meaning specified in Section 6.01.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurocurrency Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York and, if such day relates to any interest rate settings as to a Eurocurrency Loan or Base Rate Loan that is calculated using the LIBO Rate, any fundings, disbursements, settlements and payments in respect of any such Eurocurrency Loan or Base Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan or Base Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurocurrency market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Consideration” has the meaning specified in the recitals hereto.

“Cash Equivalents” means, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) time deposits and certificates of deposit, denominated in Dollars, of any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any State thereof, the District of Columbia or any foreign jurisdiction having, capital, surplus and undivided profits aggregating in excess of $200,000,000, with maturities of not more than one year from the date of acquisition by such Person, (iii) commercial paper denominated in Dollars rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition by such Person, and (iv) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (iii) above.

“Change in Control” means (a) any Person or group of Persons (as used in Sections 13 and 14 of the Securities Exchange Act of 1934 and the rules and regulations thereunder) shall have become the beneficial owner (as defined in rules promulgated by the SEC) of more than 50% of the voting securities of the Parent Borrower, (b) the occupation of a majority of the seats (other than vacant seats) of the board of directors of the Parent Borrower by Persons who are neither (i) nominated by the board of directors of the Parent Borrower nor (ii) appointed by directors so nominated or (c) the Parent Borrower shall cease to own, directly or indirectly, at least 60% of the voting and economic interests of the Subsidiary Borrower.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Closing Date” means the date on which the conditions specified in Section 4.02 shall have been satisfied or waived and the Loans hereunder are funded.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, as to each Lender, the commitment of such Lender pursuant to Section 2.01 to make Loans to the Borrower in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Conservator” has the meaning specified in Section 8.01(e).

“Consolidated Indebtedness” means, as of any date of determination, (i) all Indebtedness of the Parent Borrower and its Subsidiaries which at such time would appear on the liability side of a balance sheet of such Persons prepared on a consolidated basis in accordance with GAAP (excluding Indebtedness with respect to the transaction described in item 4 on Schedule 7.04) plus (ii) any Indebtedness for borrowed money of any other Person (other than the Parent Borrower or any of its Subsidiaries) as to which the Parent Borrower and/or any of its Subsidiaries has created a Guarantee (but only to the extent of such Guarantee).  For the avoidance of doubt, “Consolidated Indebtedness” shall not include any Guarantees of any Person under or in connection with letters of credit or similar facilities so long as no unreimbursed drawings or payments have been made in respect thereof.

“Consolidated Net Income” means, (i) for the Parent Borrower, for any period, the amount set forth on the consolidated income statement of the Parent Borrower as “Net income available to Arch” determined on a consolidated basis in accordance with GAAP and (ii) for any other Person, for any period, net income (or loss) after income taxes of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Worth” means, (i) for the Parent Borrower, as of any date of determination, the amount set forth on the consolidated balance sheet of the Parent Borrower as “Total shareholders’ equity available to Arch” determined on a consolidated basis in accordance with GAAP (excluding the effects of Financial Accounting Statement No. 115) and (ii) for any other Person as of any date of determination, the Net Worth of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP, after appropriate deduction for any minority interests in Subsidiaries.

“Consolidated Tangible Net Worth” means, for any Person, as of the date of any determination, Consolidated Net Worth of such Person and its Subsidiaries on such date less the amount of all intangible items included therein, including, without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, brand names and write-ups of assets.

“Consolidated Total Capital” means, as of any date of determination, the sum of (i) Consolidated Indebtedness and (ii) Consolidated Net Worth of the Parent Borrower at such time.

“Control” means the possession, directly or indirectly, of the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of a corporation or (ii) to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Documents” means (i) this Agreement, (ii) the Fee Letters, (iii) each Note, (iv) the ACUS Guaranty, (v) if required to be executed and delivered in accordance with Section 2.16, the Subsidiary Borrower Assumption, Release and Guaranty Agreement, and (vi) if required to be executed and delivered in accordance with Section 7.04, any Supplemental Subsidiary Guaranty.

“Credit Protection Agreement” means any over-the-counter arrangement designed to transfer credit risk from one party to another, including credit default swaps (including, without limitation, single name, basket and first-to-default swaps), total return swaps and credit-linked notes.

“Credit Suisse” means Credit Suisse AG, acting through any of its Affiliates or branches, and its successors.

“Debt Offering” means any incurrence of Indebtedness for borrowed money (including any issuance of senior unsecured notes through a public offering or in a Rule 144A or other private placement), debt securities convertible into Equity Interests, issued in a public offering, private placement or otherwise, or bank loans by the Parent Borrower or any of its Subsidiaries, other than (i) intercompany Indebtedness, (ii) Indebtedness under the Permitted Credit Agreements, (iii) Permitted Subsidiary Indebtedness, (iv) Indebtedness incurred in the ordinary course of business and (v) refinancings of Indebtedness existing on the Effective Date that matures within one year of the refinancing.

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s of the Parent Borrower’s non-credit-enhanced, senior unsecured long-term debt (in each case, after giving pro forma effect to the consummation of the Transactions).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, within three Business Days of the date required to be funded by it hereunder, unless such failure is the result of a good faith dispute, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Parent Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) has appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) has become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Parent Borrower and each Lender.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disposition” has the meaning specified in Section 7.02(b).

“Dividends” has the meaning specified in Section 7.07.

“Dollar” and “$” mean lawful money of the United States.

“EEA Financial Institution” has the meaning specified in Section 10.20.

“EEA Member Country” has the meaning specified in Section 10.20.

“EEA Resolution Authority” has the meaning specified in Section 10.20.

“Effective Date” means August 15, 2016, the date on which all of the conditions precedent in Section 4.01 were satisfied or waived in accordance with Section 10.01.

“Eligible Assignee” means any of (a) a Lender, (b) after the Closing Date, an Affiliate or Approved Fund of a Lender, (c) a financial institution having a senior unsecured debt rating of not less than “A,” or its equivalent, by S&P, (d) a “Lender” under and as defined in the Existing Credit Agreement and (e) any other Person (other than a natural person) approved by the Administrative Agent and the Parent Borrower (with each such approval not to be unreasonably withheld or delayed).

“Environmental Law” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Equity Offering” means any issuance of Equity Interests (including Preferred Securities) or equity-linked interests (in a public offering or private placement) by the Parent Borrower or the Subsidiary Borrower (excluding Equity Interests or equity-linked interests issued (i) pursuant to any employee stock plan or employee compensation plan or agreement, (ii) as consideration pursuant to the Stock Purchase Agreement or (iii) in the case of the Subsidiary Borrower, to the Parent Borrower or any of its Subsidiaries).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Sections 414(b) and (c) of the Code, and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code) as the Parent Borrower or any of its Subsidiaries.

“EU Bail-In Legislation Schedule” has the meaning specified in Section 10.20(b).

“Eurocurrency Loan” means a Loan (other than a Base Rate Loan) that bears interest at a rate based on the LIBO Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) with respect to a Loan or

Commitment to a U.S. Person, any U.S. federal withholding Tax (and with respect to a Loan or Commitment to a Person that is incorporated, formed or otherwise organized in the jurisdictions of Bermuda, Ireland or the United Kingdom, any withholding Tax imposed by such jurisdiction), in each case, imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in such Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(d) and (d) any Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of June 30, 2014, among the Parent Borrower, certain Subsidiaries of the Parent Borrower, Bank of America, N.A., as Administrative Agent, Fronting Bank and L/C Administrator, as in effect on the date hereof and as the same may be amended, increased, extended, restated, modified, supplemented, refinanced or replaced, from time to time in accordance with the terms thereof.

“Existing Senior Notes” means (i) the Parent Borrower’s 7.35% senior notes due 2034, issued pursuant to that certain Indenture dated as of May 4, 2004, among the Parent Borrower, as issuer, and JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), as trustee, as in effect on the date hereof and as the same may be amended, restated, modified and/or supplemented from time to time in accordance with the terms hereof and thereof, and (ii) the ACUS 5.144% senior notes due 2043 issued pursuant to that certain Indenture dated as of December 13, 2013, among ACUS, as issuer, the Parent Borrower, as Guarantor, and The Bank of New York Mellon, as trustee, as in effect on the date hereof and as the same may be amended, restated, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” means the Foreign Corrupt Practices Act of 1977.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day.

“Fee Letters” means, collectively, the Syndication Letter and the Administrative Agent Fee Letter.

“Financial Officer” of any Loan Party means the chief financial officer, principal accounting officer, treasurer, controller or assistant controller of such Loan Party.  Any document delivered hereunder that is signed by a Financial Officer of such Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Financial Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, any Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for Tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Loan Party” has the meaning specified in Section 5.19(a).

“Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by the Parent Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Parent Borrower or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income and which plan is not subject to ERISA or the Code.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means accounting principles generally accepted in the United States set forth in the Financial Accounting Standards Board Codification or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Guarantee shall not include (x) endorsements of instruments for deposit or collection in the ordinary course of business or (y) obligations of any Regulated Insurance Company under Insurance Contracts, Reinsurance Agreements or Retrocession Agreements.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreements” means any equity short sales, any foreign exchange contracts, currency swap agreements, commodity price hedging arrangements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such property at such date of determination (determined in good faith by the Parent Borrower) and (B) the amount of such Indebtedness of such other person, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations of such Person under Interest Rate Protection Agreements, Hedging Agreements and Credit Protection Agreements and (i) all reimbursement obligations of such Person in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  For the avoidance of doubt, Indebtedness shall not include (u) trade payables (including payables under insurance contracts and reinsurance payables) and accrued expenses in each case arising in the ordinary course of business, (v) obligations of Regulated Insurance Companies with respect to Policies, (w) obligations arising under deferred compensation plans of the Parent Borrower and its Subsidiaries in effect on the date hereof or which have been approved by the board of directors of the Parent Borrower, (x) obligations with respect to products underwritten by Regulated Insurance Companies in the ordinary course of business, including insurance policies, annuities, performance and surety bonds and any related contingent obligations (y) reinsurance agreements entered into by any Regulated Insurance Company in the ordinary course of business and (z) Preferred Securities.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of a Loan Party under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Insignificant Subsidiary” means any Subsidiary, other than the Subsidiary Borrower, which has assets, earnings or revenues which, if aggregated with the assets, earnings or revenues, as the case may be, of all other Subsidiaries of the Parent Borrower with respect to which an event described under Section 8.01(e) has occurred and is continuing, would have assets, earnings or revenues, as the case may be, in an amount less than 10% of the consolidated assets, earnings or revenues, as the case may be, of the Parent Borrower and its Subsidiaries as of the end of the most recent fiscal quarter of the Parent Borrower for which financial statements are available.

“Insurance Business” means one or more aspects of the business of selling, issuing or underwriting insurance or reinsurance.

“Insurance Contract” means any insurance contract or policy issued by a Regulated Insurance Company but shall not include any Reinsurance Agreement or Retrocession Agreement.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means as to each Eurocurrency Loan, the period commencing on the date such Eurocurrency Loan is disbursed or converted to or continued as a Eurocurrency Loan and ending on the date one, two or three months thereafter, as selected by the Borrower in the Loan Notice; provided that:

(i)                                     any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)                                  any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)                               no Interest Period shall extend beyond the Maturity Date.

“Interest Rate Protection Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement, interest rate floor agreement, interest rate futures contract traded on a nationally or internationally recognized exchange (including, but not limited to, the Chicago Board of Trade, Chicago Mercantile Exchange, New York Mercantile Exchange, New York Futures Exchange and London International Financial Futures Exchange) or other similar agreement or arrangement.

“Interpolated Rate” shall mean the rate which results from interpolating on a linear basis between: (a) the rate appearing on Reuters Screen LIBOR01 Page (or otherwise on the Reuters screen) for the longest period (for which that rate is available) which is less than the affected Interest Period and (b) the rate appearing on Reuters Screen LIBOR01 Page (or otherwise on the Reuters screen) for the shortest period (for which that rate is available) which exceeds the affected Interest Period, each as of approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lead Arranger” means Credit Suisse Securities (USA) LLC, in its capacity as lead arranger and bookrunner.

“Legal Requirements” means all applicable Laws.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“LIBO Rate” means, with respect to any Eurocurrency Loan for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time), on the date that is two Business Days prior to the commencement of such Interest Period by reference to the ICE Benchmark Administration Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration Limited as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided, however, that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the Interpolated Rate.  Notwithstanding the foregoing, the “LIBO Rate” in respect of any Interest Period will be deemed to be 0.00% per annum if the LIBO Rate for such Interest Period calculated pursuant to the foregoing provisions would otherwise be less than 0.00% per annum.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” has the meaning specified in Section 2.01.

“Loan Notice” means (a) the notice of the Borrowing, (b) a notice of a conversion of Loans from one Type to the other, or (c) a notice of a continuation of Eurocurrency Loans, in each case pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Loan Parties” means, collectively, the Parent Borrower and ACUS and (i) if the Parent Borrower designates a Subsidiary Borrower in accordance with Section 2.16, the Subsidiary Borrower, and (ii) if any Supplemental Subsidiary Guaranty is required to be executed in accordance with Section 7.04, the Subsidiary of the Parent Borrower executing such Supplemental Subsidiary Guaranty.

“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the FRB.

“Material Adverse Effect” means (i) a material adverse effect on the business, operations, property or financial condition of the Parent Borrower and its Subsidiaries taken as a whole or (ii) a material adverse effect on (x) the rights and remedies of the Administrative Agent or the Lenders under the Credit Documents, (y) the ability of the Parent Borrower and its Subsidiaries taken as a whole, to perform their respective obligations under the Credit Documents to which such entities are a party, or (z) the legality, validity or enforceability of any Credit Document.

“Maturity Date” means the day that is 364 days after the Closing Date; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning specified in Section 10.09.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Parent Borrower, any of its Subsidiaries or any of its ERISA Affiliates, and each such plan for the five year period immediately following the latest date on which the Parent Borrower, such Subsidiary or such ERISA Affiliate contributed to or had an obligation to contribute to such plan, or any other such plan with respect to which the Parent Borrower, any of its Subsidiaries or any of its ERISA Affiliates has any liability under Title IV of ERISA, contingent or otherwise.

“NAIC” means the National Association of Insurance Commissioners and any successor thereto.

“Net Cash Proceeds” means, with respect to any Debt Offering, Equity Offering or Asset Sale, the gross proceeds in the form of cash or Cash Equivalents (including any cash or Cash Equivalents received by way of deferred payment pursuant to a promissory note, receivable, purchase price adjustment or otherwise, or in respect of any other non-cash proceeds, but, in each case, only as and when received in the form of cash or Cash Equivalents) received by the Parent Borrower or any Subsidiary in respect of such Debt Offering, Equity Offering or Asset Sale, net of customary transaction costs (including, as applicable, any underwriting, brokerage or other customary commissions and legal, advisory and other fees and expenses associated therewith) and, in the case of any Asset Sale, net of (i) taxes paid or reasonably estimated to be payable as a result thereof, (ii) the amount necessary to retire any Indebtedness secured by a Lien on the property subject to such Asset Sale that by its terms was required to be repaid using such proceeds and has been repaid or refinanced in accordance with its terms using such proceeds, and (iii) amounts reserved in accordance with GAAP in respect of any indemnification obligations or purchase price adjustments in connection therewith; provided that such Net Cash Proceeds of Asset Sales shall not include proceeds of any Asset Sale (a) to the extent at the time of the receipt thereof, the Parent Borrower notifies the Administrative Agent that such proceeds are intended to be reinvested (or committed to be reinvested) in other assets used or useful in the business of the Parent Borrower or any of its Subsidiaries (including any investments and acquisitions) within six months of receipt of such proceeds or, if so committed within such period, reinvested within three months after such six-month period or (b) constituting Equity Interests of, or assets of, any Subsidiary to the extent that the repatriation of such proceeds (x) would result in adverse Tax consequences to the Borrower or any of its Subsidiaries, or (y) would be prohibited by applicable Law.

“Net Worth” means, as to any Person, the sum of its capital stock (including, without limitation, its Preferred Securities), capital in excess of par or stated value of shares of its capital stock (including, without limitation, its Preferred Securities), retained earnings and any other account which, in accordance with GAAP, constitutes stockholders equity, but excluding (i) any treasury stock and (ii) the effects of Financial Accounting Statement No. 115.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (ii) has been approved by the Required Lenders.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“Obligations” means all advances to, and debts, liabilities and obligations of the Borrower arising under any Credit Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outside Date” means the fifth Business Day after (i) March 31, 2017 or (ii) if the “Outside Date” (as defined in the Stock Purchase Agreement as in effect on the date hereof) shall have been extended to a later date as provided in Section 9.01 of the Stock Purchase Agreement (as so in effect), such later date (but, in any event, no later than June 30, 2017).

“Outstanding Amount” means with respect to the Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any prepayments or repayments of Loans occurring on such date.

“Overnight Rate” means, for any day, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Parent Borrower” has the meaning specified in the introductory paragraph hereto.

“Parent Borrower Leverage Ratio” means, at any time, the ratio of (i) Consolidated Indebtedness at such time to (ii) Consolidated Total Capital at such time.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“PATRIOT Act” has the meaning specified in Section 10.18.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Credit Agreements” means (i) the Existing Credit Agreement; provided that, to the extent that the commitments thereunder are increased after the date hereof by more than $200,000,000, such excess shall not be part of “Permitted Credit Agreements”, and (ii) the Permitted LC Facilities.

“Permitted LC Facilities” means (i) the Letter of Credit Facility Agreement, dated as of November 6, 2014, between ARL and Lloyds Bank plc, which provides for the issuance of letters of credit from time to time (and any replacements, renewals and extensions thereof and any successor facilities), (ii) the Letter of Credit Facility Agreement, dated as of November 23, 2015, between ARL and Lloyds Bank plc, which provides for the issuance of letters of credit from time to time (and any replacements, renewals and extensions thereof and any successor facilities) and (iii) any letter of credit or letter of credit facility obtained by the Parent Borrower or any of its Subsidiaries in the ordinary course of business and secured by cash and securities (other than securities of the Parent Borrower or any of its Subsidiaries).

“Permitted Subsidiary Indebtedness” means:

(a)                                 Indebtedness of any Subsidiary of the Parent Borrower incurred pursuant to this Agreement or any other Credit Document;

(b)                                 Indebtedness of any Subsidiary of the Parent Borrower existing on the date hereof and listed on Schedule 7.04 and refinancings by such Subsidiary thereof; provided that the aggregate principal amount of any such refinancing Indebtedness is not greater than the aggregate principal amount of the Indebtedness being refinanced plus the amount of any premiums required to be paid thereon and fees and expenses associated therewith;

(c)                                  Indebtedness of any Subsidiary of the Parent Borrower under any Interest Rate Protection Agreement or Hedging Agreement, in each case entered into in the ordinary course of business in managing such Subsidiary’s investment portfolio;

(d)                                 any Indebtedness owed by Subsidiaries of the Parent Borrower to the Parent Borrower or any of its Subsidiaries;

(e)                                  Indebtedness in respect of purchase money obligations and Capital Lease Obligations of any Subsidiary of the Parent Borrower, and refinancings thereof; provided that the aggregate principal amount of all such purchase money obligations and Capital Lease Obligations outstanding does not exceed $25,000,000 at the time of incurrence of any new Indebtedness permitted by this clause (e);

(f)                                   Indebtedness of any Subsidiary of the Parent Borrower in respect of letters of credit issued to reinsurance cedents, in connection with requirements of Lloyd’s of London for syndicates owned by any Subsidiary of the Parent Borrower, or to lessors of real property in lieu of security deposits in connection with leases of any Subsidiary of the Parent Borrower, in each case in the ordinary course of business;

(g)                                  Indebtedness of any Subsidiary of the Parent Borrower incurred in the ordinary course of business in connection with workers’ compensation claims, self-insurance obligations, unemployment insurance or other forms of governmental insurance or benefits and pursuant to letters of credit or other security arrangements entered into in connection with such insurance or benefit;

(h)                                 Acquired Indebtedness of Subsidiaries of the Parent Borrower;

(i)                                     Indebtedness incurred under securities lending arrangements entered into in the ordinary course of business;

(j)                                    Indebtedness incurred under Credit Protection Agreements entered into in the ordinary course of business;

(k)                                 additional Indebtedness of Subsidiaries of the Parent Borrower not otherwise permitted under clauses (a) through (n) of this definition which shall not exceed 5% of the Parent Borrower’s Consolidated Net Worth at the time of incurrence of any new Indebtedness permitted by this clause (k);

(l)                                     Indebtedness in the form of earn-out obligations;

(m)                             Indebtedness of any Loan Party incurred pursuant to any Debt Offering to the extent that, at the time of the incurrence thereof, the Aggregate Commitments (or if the Closing Date shall have occurred, the Outstanding Amount) shall be reduced on a dollar for dollar basis by the Net Cash Proceeds thereof as provided for in Section 2.05(b) or 2.04(b), respectively; and

(n)                                 Indebtedness arising from Guarantees made by any Subsidiary of the Parent Borrower of Indebtedness of the type described in clauses (a) through (m) of this definition.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “pension plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is subject to Title IV of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Parent Borrower or any of its Subsidiaries or any of its ERISA Affiliates, and each such plan for the five year period immediately following the latest date on which the Parent Borrower, any of its Subsidiaries or any of its ERISA Affiliates maintained, contributed to or had an obligation to contribute to such plan, or any such plan to which the Parent Borrower, any of its Subsidiaries or any of its ERISA Affiliates has any liability under Title IV of ERISA, contingent or otherwise.

“Platform” has the meaning specified in Section 6.01.

“Policies” means all insurance policies, annuity contracts, guaranteed interest contracts and funding agreements (including riders to any such policies or contracts, certificates issued with respect to group life insurance or annuity contracts and any contracts issued in connection with retirement plans or arrangements) and assumption certificates issued or to be issued (or filed pending current review by applicable Governmental Authorities) by any Regulated Insurance Company and any coinsurance agreements entered into or to be entered into by any Regulated Insurance Company.

“Preferred Securities” means, at any time, any preferred Equity Interests (or capital stock) of such Person that has preferential rights with respect to dividends or redemptions or upon liquidation or dissolution of such Person over shares of common Equity Interests (or capital stock) of any other class of such Person.

“Private Act” means separate legislation enacted in Bermuda with the intention that such legislation apply specifically to any Loan Party, in whole or in part.

“Public Lender” has the meaning specified in Section 6.01.

“Recipient” means the Administrative Agent or any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register” has the meaning specified in Section 10.06(c).

“Regulated Insurance Company” means any Subsidiary of the Parent Borrower, whether now owned or hereafter acquired, that is authorized or admitted to carry on or transact Insurance Business in any jurisdiction (foreign or domestic) and is regulated by any Applicable Insurance Regulatory Authority.

“Reinsurance Agreement” means any agreement, contract, treaty, certificate or other arrangement whereby any Regulated Insurance Company agrees to transfer, cede or retrocede to another insurer or reinsurer all or part of the liability assumed or assets held by such Regulated Insurance Company under a policy or policies of insurance issued by such Regulated Insurance Company or under a reinsurance agreement assumed by such Regulated Insurance Company.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans has been terminated, Lenders holding in the aggregate more than 50% of the Outstanding Amount; provided that the Commitment of, and the portion of the Outstanding Amount held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means, as to any Loan Party, the chief executive officer, any Financial Officer, the president, general counsel or any vice president of such Loan Party, and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of such Loan Party and, solely for purposes of notices given pursuant to Section 2.02, any other officer or employee of such Loan Party, so designated by any of the foregoing officers in a notice to the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Retrocession Agreement” means any agreement, contract, treaty or other arrangement whereby one or more insurers or reinsurers, as retrocessionaires, assume liabilities of reinsurers under a Reinsurance Agreement or other retrocessionaires under another Retrocession Agreement.

“S&P” means S&P Global Ratings and any successor thereto.

“Same Day Funds” means immediately available funds.

“Sanction(s)” means any sanction administered or enforced by the United States government (including without limitation, OFAC and the U.S. State Department), the United Nations, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SAP” means, with respect to any Regulated Insurance Company, the accounting procedures and practices prescribed or permitted by the Applicable Insurance Regulatory Authority of the state in which such Regulated Insurance Company is domiciled; it being understood and agreed that determinations in accordance with SAP for purposes of Article VI, including defined terms used therein, are subject (to the extent provided therein) to Section 1.03.

“SEC” means the United States Securities and Exchange Commission or any successor entity.

“Seller” means American International Group, Inc., a Delaware corporation.

“Service of Process Agent” means Cahill Gordon & Reindel LLP, 80 Pine Street, New York, NY 10005.

“Stock Purchase Agreement” means the Stock Purchase Agreement, dated as of August 15, 2016, between the Parent Borrower and the Seller, together with all exhibits and schedules thereto.

“Stock Purchase Agreement Material Adverse Effect” means “Company Material Adverse Effect” as defined in the Stock Purchase Agreement as in effect on the date hereof.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  The term “Subsidiary” shall not include, however, (i) any Person (such as, with respect to the Parent Borrower, Watford Holdings Ltd. and Gulf Re Holdings Ltd.) and its Subsidiaries in which the parent owns 50% or less of the Equity Interest of such Person but which, due to accounting rules, is required to be consolidated in the parent’s consolidated financial statements under GAAP and (ii) funds, partnerships, corporations, limited liability companies or similar entities in which the parent holds an interest solely for investment purposes and which may be deemed “Subsidiaries” because they would be consolidated in the parent’s consolidated financial statements in accordance with GAAP (each, an “Investment Entity”) to the extent that the assets or revenues, as the case may be, of any Investment Entity or of all Investment Entities in the aggregate, are not more than 10% of the consolidated assets or revenues, as the case may be, of the parent and its Subsidiaries as of the end of the most recent fiscal quarter of the parent for which financial statements are available.

“Subsidiary Borrower” has the meaning specified in Section 2.16.

“Subsidiary Borrower Assumption, Release and Guaranty Agreement” has the meaning specified in Section 2.16.

“Supplemental Subsidiary Guaranty” means a guaranty executed by any Subsidiary of the Parent Borrower (other than ACUS) guaranteeing the Obligations of the Borrower hereunder, which shall be in a form reasonably satisfactory to the Administrative Agent (and substantially similar to the ACUS Guaranty).

“Syndication Letter” means the syndication and fee letter dated August 15, 2016 among the Parent Borrower, the Administrative Agent and the Lead Arranger, relating to the credit facility contemplated by this Agreement and the syndication of the Commitments.

“Target” means United Guaranty Corporation, a North Carolina corporation.

“Taxes” means all present or future taxes, levies, imposts, duties, withholdings (including backup withholding), assessments, or other similar charges, fees or deductions imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transactions” means, collectively, (a) the Acquisition, (b) the execution, delivery and performance by each Loan Party of the Credit Documents, if any, with respect to which it is a party, (c) the making of the Borrowing hereunder and the use of the proceeds therefrom and (d) the payment of fees and expenses incurred in connection with the foregoing (such fees and expenses, “Transaction Expenses”).

“Type” means with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Loan.

“United States” and “U.S.” mean the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(d)(ii)(B)(3).

“Wholly-Owned Subsidiary” of any Person means any Subsidiary of such Person to the extent all of the capital stock or other ownership interests in such Subsidiary, other than directors’ or nominees’ qualifying shares, is owned directly or indirectly by such Person; provided, however that Alternative Re Holdings Limited shall be a considered a Wholly-Owned Subsidiary of the Parent Borrower provided the Parent Borrower owns directly or indirectly all of the voting capital stock or other voting ownership interests in such Subsidiary.

“Write-Down and Conversion Powers” has the meaning specified in Section 10.20(b).

1.02                        Other Interpretive Provisions.  With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a)                                 The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision thereof, (iv) all references in a Credit Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Credit Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c)                                  Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

1.03                        Accounting Terms.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Parent Borrower notifies the Administrative Agent that the Parent Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Parent Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

1.04                        Rounding.  Any financial ratios required to be maintained by the Parent Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05                        Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II.

THE COMMITMENTS

2.01                        Commitments.  Upon and subject to the terms and conditions hereof, each Lender severally agrees to make a loan in Dollars (each such loan, a “Loan”) to the Borrower on the Closing Date in an aggregate amount not to exceed the amount of such Lender’s Commitment.  Each Lender’s Commitment shall expire immediately and without further action upon the earliest to occur of (i) 5:00 p.m. on the Outside Date, (ii) the consummation of the Acquisition without the making of the Borrowing, (iii) the date that the Stock Purchase Agreement is terminated or expires in accordance with its terms or the Parent Borrower or any of its Subsidiaries publicly announces its intention not to proceed with the Acquisition and (iv) the funding of the Loans on the Closing Date. Amounts borrowed under this Section 2.01 and subsequently repaid or prepaid may not be reborrowed. At the option of the Borrower, the Loans may be Base Rate Loans or Eurocurrency Loans, as further provided herein.

2.02                        Borrowings, Conversions and Continuations of Loans.

(a)                                 The Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of the Borrowing of, conversion to or continuation of Eurocurrency Loans (or, in the case of the Borrowing, such later date or time as may be agreed to by the Administrative Agent and the Lenders), and (ii) on the requested date of the Borrowing of Base Rate Loans.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice.  Any Borrowing of, conversion to or continuation of Eurocurrency Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or equal to the remaining available amount of the Aggregate Commitments).  Any Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or equal to the remaining available amount of the Aggregate Commitments).  Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting the Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Loans.  If the Borrower requests the Borrowing of, conversion to, or continuation of Eurocurrency Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)                                 Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans, as described in the preceding subsection.  In the case of the Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Closing Date.  Upon satisfaction of the applicable conditions set forth in Section 4.02, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.  Each Lender may, at its option, make any Loan available to the Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and such branch or Affiliate shall not have any voting rights hereunder which rights shall remain with such Lender.

(c)                                  Except as otherwise provided herein, a Eurocurrency Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Loans without the consent of the Required Lenders.

(d)                                 The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Credit Suisse’s prime rate used in determining the Base Rate promptly following any such change.

(e)                                  After giving effect to the Borrowing, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than four Interest Periods in effect with respect to Loans.

2.03                        Reserved.

2.04                        Prepayments.

(a)                                 The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be in a form acceptable to the Administrative Agent and be received not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurocurrency Loans, and (B) on the date of prepayment of Base Rate Loans; (ii) any partial prepayment of Eurocurrency Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any partial prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurocurrency Loans are to be prepaid, the Interest Period(s) of such Loans.  Any such notice may state that the prepayment is subject to the consummation of any Debt Offering, Equity Offering or Asset Sale or any other transaction the proceeds of which are intended to fund such prepayment.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  The Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, subject to the consummation of any transaction which is specified in such notice as a condition to such prepayment.

(b)                                 Within three Business Days after the receipt by the Parent Borrower or any of its Subsidiaries of Net Cash Proceeds after the Closing Date in respect of any Debt Offering, Equity Offering or Asset Sale, the Parent Borrower shall (or shall cause the Subsidiary Borrower to) prepay the Loans in an aggregate amount equal to 100% of such Net Cash Proceeds.

(c)                                  Any prepayment of a Loan pursuant to this Section 2.04 shall be without premium or penalty, but shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

2.05                        Termination or Reduction of Commitments.

(a)                                 The Borrower may, upon notice to the Administrative Agent, terminate, or from time to time permanently reduce, the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. one Business Day prior to the date of termination or reduction, and (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof.  The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments.  Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage.  All fees accrued until the effective date of any termination of the Commitments shall be paid on the effective date of such termination.

(b)                                 The Aggregate Commitments shall be automatically reduced on a dollar for dollar basis by an amount equal to the Net Cash Proceeds received by the Parent Borrower or any of its Subsidiaries in respect of any Debt Offering, Equity Offering or Asset Sale after the Effective Date but on or prior to the Closing Date.  Any such reduction shall be applied to the Commitment of each Lender according to its Applicable Percentage.

(c)                                  Any termination or reduction of the Aggregate Commitments shall be permanent.

2.06                        Repayment of Loans.  The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of the Loans outstanding on such date.

2.07                        Interest.

(a)                                 Subject to the provisions of subsection (b) below, (i) each Eurocurrency Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBO Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)                                 (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)                                  If any amount (other than principal of any Loan) payable by any Loan Party under any Credit Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)                               Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all its outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)                              Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                                  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08                        Fees.

(a)                                 The Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage, the fees in the amounts and at the times specified on Schedule 2.08(a).  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(b)                                 The Loan Parties shall pay to the Administrative Agent, for the accounts of the Persons specified therein, the fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.09                        Computation of Interest and Fees.  All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the LIBO Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.10                        Evidence of Debt. The Loan made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loan in addition to such accounts or records.  Each Lender may attach schedules to its Note(s) and endorse thereon the date, Type (if applicable), amount and maturity of its Loan and payments with respect thereto.

2.11                        Payments Generally; Administrative Agent’s Clawback.

(a)                                 General.  All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day (or on the day actually received, in the Administrative Agent’s sole discretion) and any applicable interest or fee shall continue to accrue.  Except as otherwise expressly provided herein, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)                                 (i)  Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the Closing Date, in the case of any Eurocurrency Loans to be made on the Closing Date (or, in the case of the Borrowing of Base Rate Loans, prior to 12:00 noon on the Closing Date) that such Lender will not make available to the Administrative Agent such Lender’s share of the Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of the Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the

Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in the Borrowing as of the date of such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)                                  Payments by the Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)                                  Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)                                 Obligations of Lenders Several.  The obligations of the Lenders hereunder to make the Loans and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make its Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or make its payment under Section 10.04(c).

(e)                                  Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

2.12                        Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on the Loan made by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of the Loan and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)                                     if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in its Loan to any assignee or participant, other than an assignment to the Parent Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.13                        Reserved.

2.14                        Reserved

2.15                        Defaulting Lenders.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(a)                                 Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(b)                                 Certain Fees. That Defaulting Lender shall not be entitled to receive any fees pursuant to Section 2.08(a) (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) during the period that such Lender was a Defaulting Lender.

2.16                        Designation of Subsidiary Borrower.  No later than 15 Business Days prior to the Closing Date, the Parent Borrower may designate one of its Subsidiaries (such designated Subsidiary, the “Subsidiary Borrower”) incorporated, formed or otherwise organized (i) in the United States, Bermuda, Ireland or the United Kingdom, or (ii) in another jurisdiction outside the United States reasonably satisfactory to the Administrative Agent (provided that, if the Subsidiary Borrower is incorporated, formed or otherwise organized in a jurisdiction described in this clause (ii), (A) the parties hereby agree to amend this Agreement to provide for any appropriate modifications to the Tax gross-up provisions (including the definition of Excluded Taxes) to reflect the withholding Tax rules in such jurisdiction and (B) in order for such jurisdiction to be reasonably satisfactory to the Administrative Agent, in addition to any other matters deemed appropriate by the Administrative Agent, the Administrative Agent must be reasonably satisfied that each Lender, without being subject to any legal or regulatory requirement to be licensed to do business in such jurisdiction, may make Loans to such Subsidiary Borrower in such jurisdiction in compliance with applicable Law and without being subject to any unreimbursed or unindemnified Tax or other expense (other than any Excluded Tax)) to be the Borrower hereunder. Such Subsidiary Borrower shall be the Borrower hereunder upon the execution, delivery and effectiveness of an assumption, release and guaranty agreement, in the form attached hereto as Exhibit F or otherwise in form and substance reasonably satisfactory to the Administrative Agent (the “Subsidiary Borrower Assumption, Release and Guaranty Agreement”), pursuant to which: (i) the Subsidiary Borrower shall (A) assume from the Parent Borrower, and be primarily liable for, each of the Obligations of the “Borrower” under this Agreement and each of the other Credit Documents with the same force and effect as if it had executed as “Borrower”, on the Effective Date, this Agreement and each of the other Credit Documents to which the “Borrower” is a party, and (B) be bound by each of the terms and provisions of this Agreement and each of the other Credit Documents applicable to it as the “Borrower” hereunder and thereunder, and (ii) the Parent Borrower shall (1) Guarantee the Obligations under this Agreement and the other Credit Documents (but, for the avoidance of doubt, shall not be released from any separate obligations that it may have as the “Parent Borrower” or a “Loan Party” under this Agreement or any of the other Credit Documents), and (2) be irrevocably appointed by the Subsidiary Borrower as the Subsidiary Borrower’s agent for all purposes relevant to this Agreement and each of the other Credit Documents, including (I) the giving and receipt of notices, and (II) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto.

Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by the Subsidiary Borrower shall be valid and effective if given or taken only by the Parent Borrower, whether or not the Subsidiary Borrower joins therein.  Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Parent Borrower in accordance with the terms of this Agreement shall be deemed to have been delivered to the Subsidiary Borrower.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01                        Taxes.

(a)                                 Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)                                     Any and all payments by or on account of any obligation of the Borrower under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws.  If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or the Borrower, then the Administrative Agent or the Borrower shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)                                  If the Borrower or the Administrative Agent shall be required under applicable Law to withhold or deduct any Taxes from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the applicable Law, and (C) if such Taxes withheld or deducted are Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)                               Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable

Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(b)                                 Tax Indemnifications.  (i) The Borrower shall indemnify the applicable Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.  The Borrower shall indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(b)(ii) below.

(ii)                                  Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (y) the Administrative Agent against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Borrower, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or the Borrower in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due to the Administrative Agent under this clause (ii).

(c)                                  Evidence of Payments.  Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(d)                                 Status of Lenders; Tax Documentation.

(i)                                     Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(d)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)                               any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)                                 in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN or, if applicable, W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or, if applicable, W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                                 executed originals of IRS Form W-8ECI;

(3)                                 in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or

(4)                                 to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or, if applicable, W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct or indirect partner;

(C)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this

Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)                               Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(e)                                  Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified or with respect to which the indemnifying party has paid additional amounts, in each case, pursuant to this Section 3.01, it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the indemnifying party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such indemnified party, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the indemnifying party, upon the request of the indemnified party, agrees to repay the amount paid over to the indemnifying party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the indemnified party in the event the indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the applicable indemnified party be required to pay any amount to the indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than such indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f)                                   Survival.  Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(g)                                  Defined Terms.  For purposes of this Section 3.01, the term “applicable Law” includes FATCA.

3.02                        Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Loans, or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Loans or to convert Base Rate Loans to Eurocurrency Loans, shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the LIBO Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBO Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), convert all Eurocurrency Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBO Rate component of the Base Rate), and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the LIBO Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBO Rate either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Loans.  Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted.

3.03                        Inability to Determine Rates.  If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurocurrency market for the applicable amount and Interest Period of such Eurocurrency Loan, (b) adequate and reasonable means do not exist for determining the LIBO Rate for any requested Interest Period with respect to a proposed Eurocurrency Loan, or (c) the LIBO Rate for any requested Interest Period with respect to a proposed Eurocurrency Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the LIBO Rate component of the Base Rate, the utilization of the LIBO Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for the Borrowing of, conversion to or continuation of Eurocurrency Loans or, failing that, will be deemed to have converted such request into a request for the Borrowing of, or conversion to or continuation of, Base Rate Loans in the amount specified therein.

3.04                        Increased Costs; Reserves on Eurocurrency Loans.

(a)                                 Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii)                                  subject any Lender to any Tax of any kind whatsoever with respect to this Agreement or any Eurocurrency Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for any Indemnified Taxes and any Excluded Tax); or

(iii)                               impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing, converting into or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)                                 Capital or Liquidity Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loan made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 90 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e)                                  Additional Reserve Requirements.  The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.

3.05                        Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                                 any continuation, conversion, payment or prepayment of any Eurocurrency Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                                 any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurocurrency Loan on the date or in the amount notified by the Borrower; or

(c)                                  any assignment of a Eurocurrency Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Loan made by it at the LIBO Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Loan was in fact so funded.

3.06                        Mitigation Obligations; Replacement of Lenders.

(a)                                 Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 10.13.

3.07                        Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV.

CONDITIONS PRECEDENT

4.01                        Conditions to Effectiveness.  This Agreement shall become effective upon the satisfaction of the following conditions precedent:

(a)                                 The Administrative Agent’s receipt of the following:

(i)                                     executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower; and

(ii)                                  at least three Business Days in advance of the Effective Date, all documentation and other information with respect to each Loan Party as of the Effective Date requested at least ten Business Days in advance of the Effective Date that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(b)                                 The Administrative Agent shall have received a letter from the Service of Process Agent indicating its consent to its appointment by the Parent Borrower as its agent to receive service of process as specified in this Agreement.

(c)                                  Any fees or other costs required to be paid on or before the Effective Date shall have been paid.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Effective Date specifying its objection thereto.

4.02                        Conditions to the Borrowing.  The obligation of each Lender to make its Loan on the Closing Date (which date shall in no event be later than the Outside Date) is subject to the following conditions precedent:

(a)                                 The Effective Date shall have occurred.

(b)                                 If the Parent Borrower has designated a Subsidiary Borrower hereunder pursuant to Section 2.16, (i) if the Subsidiary Borrower is not ACUS, the Existing Credit Agreement shall have been amended or otherwise modified so as to permit the Subsidiary Borrower to incur the Loans, and (ii) if the Subsidiary Borrower is not a Wholly-Owned Subsidiary of the Parent Borrower, the Administrative Agent shall be reasonably satisfied with (x) the identity of the minority investors in the Subsidiary Borrower and, to the extent material to the interests of the Lenders in their capacity as such, the shareholder or other equity holder agreements related thereto and (y) if the Equity Interests issued to such minority investors are in a form other than common equity interests, the material terms thereof.

(c)                                  The receipt by the Administrative Agent of the following, each of which shall be originals or facsimiles or sent by electronic mail (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer and dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date):

(i)                                     a certificate in the form of Exhibit G annexed hereto from the chief financial officer of the Parent Borrower certifying that the Parent Borrower and its Subsidiaries, on a consolidated basis after giving effect to the Transactions, are solvent;

(ii)                                  a certificate signed by a Responsible Officer of each Loan Party certifying that the conditions specified in Section 4.02(d) and Section 4.02(h) are satisfied;

(iii)                               an opinion, in form and substance reasonably satisfactory to the Administrative Agent, addressed to the Administrative Agent and each of the Lenders from (A) Cahill Gordon & Reindel LLP, special U.S. counsel to the Parent Borrower and ACUS and (B) Conyers, Dill & Pearman, special Bermuda counsel to the Parent Borrower;

(iv)                              a certificate signed by the President, any Vice President, Chief Executive Officer, Chief Financial Officer, Controller, Chairman or Chief Operating Officer of each Loan Party, and attested to by the Secretary or any Assistant Secretary of such Loan Party, together with (x) copies of its Organization Documents, (y) the resolutions relating to the Credit Documents and (z) an incumbency certificate evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Credit Documents to which such Loan Party is a party;

(v)                                 at least three Business Days prior to the Closing Date, all documentation and other information requested at least ten Business Days prior to the Closing Date that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act;

(vi)                              if the Parent Borrower has designated a Subsidiary Borrower hereunder pursuant to Section 2.16,

(A)                                     at least three Business Days prior to the Closing Date, executed counterparts of the Subsidiary Borrower Assumption, Release and Guaranty Agreement, sufficient in number for distribution to the Administrative Agent, each Lender, the Parent Borrower and the Subsidiary Borrower;

(B)                                           if the Subsidiary Borrower is incorporated, formed or otherwise organized in a jurisdiction outside of the United States, a letter from the Service of

Process Agent indicating its consent to its appointment by the Subsidiary Borrower as its agent to receive service of process as specified  in this Agreement; and

(C)                                           an opinion, in form and substance reasonably satisfactory to the Administrative Agent, addressed to the Administrative Agent and each of the Lenders from local counsel to the Subsidiary Borrower reasonably satisfactory to the Administrative Agent;

(vii)                           a Note executed by the Borrower in favor of each Lender that requested a Note at least three Business Days prior to the Closing Date;

(viii)                        a certificate from the appropriate Governmental Authority in the jurisdiction of incorporation, formation or organization of each Loan Party, certifying that such Loan Party is in good standing or existence, as the case may be, in such jurisdiction (to the extent such concept is relevant in such jurisdiction);

(ix)                              an executed Loan Notice, signed by an Authorized Officer on behalf of the Borrower, and delivered in accordance with the provisions of Section 2.02; and

(x)                                 executed counterparts of the ACUS Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower.

(d)                                 The Acquisition shall be consummated on the Closing Date substantially simultaneously with the funding of the Loans in accordance with the terms of the Stock Purchase Agreement, which shall not have been amended or modified in any respect that is material and adverse to the Lenders or the Lead Arranger (in their respective capacities as such) without the prior written consent of the Administrative Agent.

(e)                                  Except as set forth (i) in the registration statement on Form S-1 filed by the Target with the SEC on May 20, 2016, as amended prior to the date of this Agreement (excluding, in each case, any risk factors (other than any historical factual information set forth therein), forward-looking disclosures set forth in any risk factor section or any other section to the extent they are forward looking statements or cautionary, predictive or forward-looking in nature), (ii) in the financial statements of the Target referred to in Section 4.02(f)(i) for periods ending on or prior to June 30, 2016, (iii) the Statutory Statements (as defined in the Stock Purchase Agreement) or (iv) in the corresponding sections or subsections of the Parent Disclosure Schedule (as defined in the Stock Purchase Agreement), from December 31, 2015 to the date hereof, there shall not have occurred any event or events that, individually or in the aggregate, would reasonably be expected to have a Stock Purchase Agreement Material Adverse Effect.  From the date hereof to the Closing Date, there shall not have occurred any Stock Purchase Agreement Material Adverse Effect.

(f)                                   The Administrative Agent shall have received:

(i)                                (a) GAAP audited consolidated balance sheets and related statements of income, shareholders’ equity and cash flows of the Parent Borrower and the Target, in each case for the last three fiscal years to have been completed at least 90 days prior to the Closing Date, and (b) GAAP unaudited consolidated balance sheets and related statements of income and cash flows (and in the case of the Parent Borrower, shareholders’ equity) of the Parent Borrower and the Target as of, and for the period from the first day of the fiscal year following the fiscal year for which audited financial statements are provided pursuant to clause (a) above to, the final day of each subsequent fiscal quarter ended at least 60 days before the Closing Date; provided that the Administrative Agent acknowledges receipt of all such financial statements for periods ending on or prior to June 30, 2016; and

(ii)                             a pro forma consolidated balance sheet and related pro forma consolidated statements of income of the Parent Borrower as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements have been delivered pursuant to subsection (f)(i) above, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such fiscal year (in the case of such other financial statements).

(g)                                  The Borrower shall have paid all fees, expenses and other amounts payable under this Agreement or any other Credit Document on or prior to the Closing Date to the extent such amounts are invoiced at least two business days prior to the Closing Date.

(h)                                 The representations and warranties contained in Section 5.01 (with respect to the legal existence of the Loan Parties), Section 5.02, Section 5.03(iii), Section 5.05, Section 5.07, Section 5.20, Section 5.21(b) and Section 5.22(b) shall be true and correct in all material respects on and as of the Closing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

(i)                                     Such of the representations and warranties made by the Seller in respect of Target and its Subsidiaries in the Stock Purchase Agreement as are material to the interests of the Lenders, but only to the extent that the Parent Borrower (or any of its Affiliates) has the right to terminate its obligations under the Stock Purchase Agreement or the right not to elect to consummate the Acquisition as a result of a breach of such representations, shall be true and correct in all respects.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

Each of the Subsidiary Borrower (solely as to itself and its Subsidiaries), if any, and the Parent Borrower represents and warrants to the Lenders that:

5.01                        Corporate Status.  Each Loan Party and each of its Subsidiaries (i) is a duly organized and validly existing corporation or business trust or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, and (ii) has been duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except, in the case of this clause (ii), where the failure to be so qualified, authorized or in good standing would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.02                        Corporate Power and Authority.  Each Loan Party has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of such Credit Documents.  Each Loan Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally and general principles of equity regardless of whether enforcement is sought in a proceeding in equity or at law.

5.03                        No Contravention of Laws, Agreements or Organization Documents.  Neither the execution, delivery and performance by any Loan Party of this Agreement or the other Credit Documents to which it is a party nor compliance with the terms and provisions hereof or thereof, nor the consummation of the transactions contemplated herein or therein, (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any Loan Party or any of its Subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust, loan agreement, credit agreement or any other material instrument to which any Loan Party or any of its Subsidiaries is a party or by which any Loan Party or any of its property or assets are bound or to which it may be subject or (iii) will violate any provision of the Organization Documents of any Loan Party or any of its Subsidiaries.

5.04                        Litigation.  There are no actions, suits or proceedings pending or threatened in writing involving any Loan Party or any of its Subsidiaries (including, without limitation, with respect to this Agreement or any other Credit Document) that have had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.05                        Use of Proceeds; Margin Regulations.

(a)                                 Proceeds of Loans shall only be utilized solely toward the payment of the Cash Consideration and Transaction Expenses.

(b)                                 Neither the making of any Loan hereunder, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation T, U or X of the FRB and no part of the proceeds of the Loans will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.

5.06                        Approvals.  Any order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority, or any subdivision thereof, which is required to authorize or is required in connection with (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any Credit Document, has been obtained.

5.07                        Investment Company Act.  No Loan Party nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940.

5.08                        True and Complete Disclosure.  All factual information (taken as a whole) heretofore or contemporaneously furnished by the Loan Parties or any of their respective Subsidiaries to the Administrative Agent or any Lender in writing (including, without limitation, all information contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other factual information (taken as a whole with all other such information theretofore or contemporaneously furnished) hereafter furnished by any such Persons in writing to the Administrative Agent will be, true and accurate in all material respects on the date as of which such information is dated and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole with all other such information theretofore or contemporaneously furnished) not misleading at such time in light of the circumstances under which such information was provided; provided that, prior to the Closing Date, the foregoing representation as it relates to Target and its Subsidiaries is qualified as to the Parent Borrower’s knowledge.

5.09                        Financial Condition; Financial Statements.

(a)                                 The consolidated balance sheet of the Parent Borrower and its Subsidiaries for the fiscal year ended December 31, 2015 and the related consolidated statements of income, shareholders’ equity and cash flows, reported on by PricewaterhouseCoopers LLP, copies of which have been delivered to each of the Lenders, and the unaudited consolidated balance sheet of the Parent Borrower and its Subsidiaries for its fiscal quarter ended March 31, 2016 and the related consolidated statements of income, shareholders’ equity and cash flows, copies of which have been delivered to each of the Lenders, fairly present in all material respects, in each case in conformity with GAAP, consistently applied, the consolidated financial position of the Parent Borrower and its Subsidiaries as of such dates and their consolidated results of operations and cash flows for such periods stated (subject, in the case of the aforementioned quarterly financial statement, to normal year-end audit adjustments and the absence of full footnote disclosure).

(b)                                 The pro forma financial statements (x) delivered pursuant to Section 4.02(f)(ii) or (y) included within any filing made with the SEC by Parent Borrower or any of its Subsidiaries relating to the Transactions (i) have been prepared by the Parent Borrower in good faith, based on the assumptions believed by the Parent Borrower on the date such statements are delivered to be reasonable, and (ii) present fairly, in all material respects, the pro forma consolidated financial condition or the pro forma consolidated results of operations, as the case may be, of the Parent Borrower and its Subsidiaries as of and for the dates and periods to which they relate as if the Transactions had occurred as of such date (in the case of the pro forma balance sheet) or at the beginning of the applicable period (in the case of all other pro forma financial statements).

5.10                        Tax Returns and Payments.  The Parent Borrower and its Subsidiaries (i) have timely filed or caused to be timely filed with the appropriate taxing authority (taking into account any applicable extension within which to file) all material income and other material Tax returns (including any statements, forms and reports), domestic and foreign, required to be filed by the Parent Borrower and its Subsidiaries, and (ii) have timely paid or caused to have timely paid all material Taxes payable by them which have become due and assessments which have become due, except for those contested in good faith and adequately disclosed and for which adequate reserves have been established in accordance with GAAP.  There is no action, suit, proceeding, investigation, audit or claim now pending or, to the best knowledge of the Parent Borrower and its Subsidiaries, proposed or threatened by any authority regarding any income Taxes or any other Taxes relating to the Parent Borrower or any of its Subsidiaries that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  Neither the Parent Borrower nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Parent Borrower or any of its Subsidiaries that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  No Tax Liens have been filed and no claims are pending or, to the best knowledge of the Parent Borrower or any of its Subsidiaries, proposed or threatened with respect to any Taxes, fees or other charges for any taxable period that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.11                        Compliance with ERISA.

(a)                                 Except as would not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, the Parent Borrower and its Subsidiaries and ERISA Affiliates (i)

have not failed to satisfy the minimum funding standards of Section 302 of ERISA and Section 412 of the Code with respect to each Plan and have maintained each Plan in compliance with the applicable provisions of ERISA and the Code, and (ii) have not incurred, or reasonably expect to incur, any liability to the PBGC or any Plan or Multiemployer Plan (other than to pay PBGC premiums or to make contributions in the ordinary course of business).

(b)                                 Except as would not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, (i) each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable Laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, (ii) all contributions required to be made with respect to a Foreign Pension Plan have been timely made and (iii) neither the Parent Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan.

5.12                        Subsidiaries.

(a)                                 Set forth on Schedule 5.12 is a complete and correct list of all of the Subsidiaries of the Parent Borrower as of the Effective Date, together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding direct ownership interests in such Subsidiary and (iii) the percentage of ownership of such Subsidiary represented by such ownership interests.  Except as disclosed on Schedule 5.12, each of the Parent Borrower and its Subsidiaries owns, free and clear of Liens, and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it on Schedule 5.12.

(b)                                 There are no restrictions on the Parent Borrower or any of its Subsidiaries which prohibit or otherwise restrict the transfer of cash or other assets from any Subsidiary of the Parent Borrower to the Parent Borrower, other than (i) prohibitions or restrictions existing under or by reason of this Agreement or the other Credit Documents, (ii) prohibitions or restrictions existing under or by reason of the Permitted Credit Agreements (as such Permitted Credit Agreements are in effect as of the Effective Date, or as amended or entered into after the Effective Date but not in a manner materially adverse to the Lenders taken as a whole compared to the prohibitions or restrictions in effect as of the Effective Date), (iii) prohibitions or restrictions existing under or by reason of the Existing Senior Notes (as such Existing Senior Notes are in effect as of the Effective Date) or existing under or by reason of any debt securities issued in a Debt Offering; provided that such prohibitions or restrictions are not materially adverse to the Lenders taken as a whole compared to the prohibitions or restrictions existing under or by reason of the Existing Senior Notes in effect as of the Effective Date, (iv) prohibitions or restrictions existing under or by reason of Legal Requirements, (v) prohibitions or restrictions permissible under Section 7.11 and (vi) other prohibitions or restrictions which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.13                        Compliance with Statutes, Etc.  The Parent Borrower and each of its Subsidiaries are in compliance with all applicable statutes, regulations, rules and orders of, and all applicable restrictions imposed by, and have filed or otherwise provided all material reports, data, registrations, filings, applications and other information required to be filed with or otherwise provided to, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws), except where the failure to comply or file or otherwise provide would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  All required regulatory approvals are in full force and effect on the date hereof, except where the failure of such approvals to be in full force and effect would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.14                        Reserved.

5.15                        Insurance Business.  All insurance policies issued by any Regulated Insurance Company are, to the extent required under applicable Law, on forms approved by the insurance regulatory authorities of the jurisdiction where issued or have been filed with and not objected to by such authorities within the period provided for objection, except for those forms with respect to which a failure to obtain such approval or make such a filing without it being objected to, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

5.16                        Reserved.

5.17                        No Section 32 Direction.  ARL has not received any direction or other notification from the Bermuda Monetary Authority pursuant to Section 32 of the Insurance Act, 1978 of Bermuda.

5.18                        Taxpayer Identification Number.  The Parent Borrower’s true and correct employer identification number is set forth on Schedule 10.02.

5.19                        Representations as to Foreign Jurisdiction Matters.

(a)                                 Each Loan Party that is not organized under the laws of the United States or a state thereof (a “Foreign Loan Party”) is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Credit Documents to which it is a party (collectively as to such Foreign Loan Party, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by such Foreign Loan Party of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts.  Neither such Foreign Loan Party nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Loan Party is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.

(b)                                 The Applicable Foreign Obligor Documents are in proper legal form under the Laws of the jurisdiction in which each Foreign Loan Party is organized and existing for the enforcement thereof against such Foreign Loan Party under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability or admissibility in evidence of the Applicable Foreign Obligor Documents.  It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Loan Party is organized and existing or that any registration charge or stamp or similar Tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization that has been made and is in full force and effect, or is not required to be made until such Applicable Foreign Obligor Documents are sought to be enforced and (ii) any charge or Tax that has been timely paid by or on behalf of such Foreign Loan Party.

(c)                                  The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by each Foreign Loan Party are, under applicable foreign exchange control regulations of the jurisdiction in which each Foreign Loan Party is incorporated or organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in this clause (ii) shall be made or obtained as soon as is reasonably practicable).

5.20                        Solvency. On (i) the Effective Date, and (ii) the Closing Date (if applicable) (immediately after giving effect to the Transactions to occur on the Closing Date, including the making of each Loan to be made on the Closing Date and the application of the proceeds thereof), (a) the fair value of the assets of the Parent Borrower and its Subsidiaries, taken as a whole, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Parent Borrower and its Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liabilities, taken as a whole, on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Parent Borrower and its Subsidiaries, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Parent Borrower and its Subsidiaries, taken as a whole, will not have an unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and proposed to be conducted following the relevant date.  In computing the amount of the contingent liabilities of the Parent Borrower and its Subsidiaries as any relevant date of determination, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing as of such date, represents the amount that can reasonably be expected to become an actual or matured liability.

5.21                        Sanctioned Persons.

(a)                                 No Loan Party nor any of its Subsidiaries, nor, to the knowledge of any Loan Party or any of its Subsidiaries, their respective directors, officers, employees or any agent or Affiliate thereof, (a) is an individual or entity that, or is owned or controlled by any individual or entity that, is (i) a person on the list of “Specially Designated Nationals and Blocked Persons” or any other sanctions list maintained by OFAC or the European Union, (ii) the subject or target of any Sanctions or (iii) located or organized in a Designated Jurisdiction, or (b) has received written notice of any action, suit or proceeding or accusation of wrongdoing against such Loan Party or any of its Subsidiaries from an applicable Governmental Authority with respect to Sanctions.

(b)                                 No Loan Party will directly or, to its knowledge, indirectly, use the proceeds of the Loans or otherwise make available such proceeds to any person, for the purpose of financing the activities of any person, in any Designated Jurisdiction in violation of applicable Law or in any other manner, in each case, that will result in a violation of Sanctions by any party hereto.

5.22                        PATRIOT ACT and Other Regulations.

(a)                                 Each Loan Party and each of its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act.

(b)                                 No part of the proceeds of the Loans will be used by any Loan Party or any of its Subsidiaries, directly or, to its knowledge, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA or the Bribery Act 2010 (United Kingdom).

ARTICLE VI.
AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated, no Loans are outstanding and the principal of and interest on each Loan, and all fees payable hereunder, shall have been paid in full, the Parent Borrower covenants and agrees with the Lenders that:

6.01                        Information Covenants.  The Parent Borrower will furnish to the Administrative Agent (for distribution to each Lender):

(a)                                 Annual Financial Statements.  As soon as available and in any event within 90 days after the close of each fiscal year of the Parent Borrower, the consolidated balance sheet of the Parent Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, changes in shareholders’ equity and cash flows of the Parent Borrower and its Subsidiaries for such fiscal year, setting forth in comparative form the consolidated figures for the previous fiscal year, all in reasonable detail and accompanied by a report thereon of PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing selected by the Parent Borrower (which report shall not contain a “going concern” or like qualification or exception or any qualification or limitation as to the scope of such audit), which report shall state that such consolidated financial statements present fairly in all material respects the consolidated financial position of the Parent Borrower and its Subsidiaries as at the dates indicated and their consolidated results of operations and cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise specified in such report) and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards.

(b)                                 Quarterly Financial Statements.  As soon as available and in any event within 60 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Parent Borrower, consolidated balance sheets of the Parent Borrower and its Subsidiaries as at the end of such period and the related consolidated statements of income, changes in shareholders’ equity and cash flows of the Parent Borrower and its Subsidiaries for such period and (in the case of the second and third quarterly periods) for the period from the beginning of the current fiscal year to the end of such quarterly period, setting forth in each case in comparative form the consolidated figures for the corresponding periods of the previous fiscal year, all in reasonable detail and certified by the chief financial officer of the Parent Borrower as presenting fairly in all material respects, in accordance with GAAP (except as specifically set forth therein; provided any exceptions or qualifications thereto must be acceptable to the Administrative Agent) on a basis consistent with such prior fiscal periods, the information contained therein, subject to changes resulting from normal year-end audit adjustments and the absence of full footnote disclosure.

(c)                                  Officer’s Certificates.  At the time of the delivery of the financial statements provided for in Sections 6.01(a) and 6.01(b), a Compliance Certificate.

(d)                                 Notice of Default or Litigation.  (x) Within five Business Days after the Parent Borrower becomes aware of the occurrence of any Default and/or any event or condition constituting, or which would reasonably be expected to have, (i) on or prior to the Closing Date, a Material Adverse Effect or a Stock Purchase Agreement Material Adverse Effect or (ii) after the Closing Date, a Material Adverse Effect, a certificate of a Financial Officer of the Parent Borrower setting forth the details thereof and the actions which the Parent Borrower and its Subsidiaries are taking or propose to take with respect thereto and (y) promptly after the Parent Borrower knows of the commencement thereof, notice of any litigation, dispute or proceeding involving a claim against the Parent Borrower and/or any Subsidiary which claim would reasonably be expected to have (i) on or prior to the Closing Date, a Material Adverse Effect or a Stock Purchase Agreement Material Adverse Effect or (ii) after the Closing Date, a Material Adverse Effect.

(e)                                  Change in Debt Rating.  Promptly but in any event within one Business Day after notice of any announcement by Moody’s or S&P of any change or possible change in a Debt Rating.

(f)                                   Other Statements and Reports.  Promptly upon the mailing thereof to the security holders of the Parent Borrower generally, copies of all financial statements, reports and proxy statements so mailed (unless same is publicly available via the SEC’s “EDGAR” filing system).

(g)                                  Section 32 Direction.  Promptly following receipt thereof by ARL, notice of any direction or other notification received by ARL from the Bermuda Monetary Authority pursuant to Section 32 of the Insurance Act, 1978 of Bermuda.

(h)                                 Other Information.  With reasonable promptness, such other information or existing documents (financial or otherwise) as the Administrative Agent or any Lender may reasonably request from time to time.

Documents required to be delivered pursuant to this Section 6.01 will be delivered in electronic versions (i.e., soft copies) by the Parent Borrower by electronic mail to the Administrative Agent who shall post such documents on the Parent Borrower’s behalf on an Internet or intranet website to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that any information required to be delivered pursuant to this Section 6.01 shall be deemed to have been delivered on the date (i) on which the Parent Borrower notifies the Administrative Agent that it has posted such documents, or provides the Administrative Agent a link thereto, on the Parent Borrower’s website on the Internet at www.archcapgroup.com; (ii) on which the Parent Borrower notifies the Administrative Agent that such documents have been posted on the SEC’s website at www.sec.gov, or (iii) on which the Parent Borrower notifies the Administrative Agent that such documents have been posted on the Parent Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak, ClearPar, or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Loan Parties or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Parent Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower

Materials as not containing any material non-public information with respect to the Parent Borrower or its Affiliates or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”  For the avoidance of doubt, the Borrower shall not be required to mark any documents “PUBLIC.”

6.02                        Books, Records and Inspections.  The Parent Borrower will (i) keep, and will cause each of its Subsidiaries to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP or SAP, as applicable, shall be made of all dealings and transactions in relation to its business and activities; and (ii) subject to binding contractual confidentiality obligations of the Parent Borrower and its Subsidiaries to third parties and to Section 10.07, permit, and will cause each of its Subsidiaries to permit, representatives of any Lender (at such Lender’s expense prior to the occurrence of an Event of Default and at the Parent Borrower’s expense after an Event of Default has occurred and is continuing) to visit and inspect any of their respective properties, to examine their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, in each case at such reasonable times and as often as may reasonably be desired; provided that all visits shall be coordinated through the Administrative Agent.  The Parent Borrower agrees (and agrees to cause each of its Subsidiaries) to cooperate and assist in such visits and inspections.

6.03                        Insurance.  The Parent Borrower will maintain, and will cause each of its Subsidiaries to maintain (either in the name of the Parent Borrower or in the Subsidiary’s own name) with financially sound and reputable insurance companies, insurance on all their property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or similar businesses.

6.04                        Payment of Taxes.  The Parent Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all income Taxes and all other material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case, on a timely basis prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Parent Borrower or any of its Subsidiaries; provided that neither the Parent Borrower nor any Subsidiary of the Parent Borrower shall be required to pay any such Tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

6.05                        Maintenance of Existence.  The Parent Borrower will maintain, and will cause each of its Subsidiaries to maintain, its existence; provided that the Parent Borrower shall not be required to maintain the existence of any of its Subsidiaries (other than, if the Parent Borrower has designated a Subsidiary Borrower hereunder pursuant to Section 2.16, the Subsidiary Borrower, the existence of which will be maintained at all times) if the Parent Borrower shall determine in good faith that the preservation thereof is no longer desirable in the conduct of the business of the Parent Borrower and its Subsidiaries taken as a whole.  The Parent Borrower will qualify and remain qualified, and cause each of its Subsidiaries to qualify and remain qualified, as a foreign corporation in each jurisdiction where the Parent Borrower or such Subsidiary, as the case may be, is required to be qualified, except in those jurisdictions in which the failure to receive or retain such qualifications would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.06                        Compliance with Statutes, Etc.  The Parent Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls) other than those the non-compliance with which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.07                        ERISA.  Promptly after the Parent Borrower or any of its Subsidiaries knows or has reason to know that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan or Foreign Pension Plan has occurred or exists, the Parent Borrower will deliver to the Administrative Agent a certificate of the chief financial officer of the Parent Borrower setting forth details respecting such event or condition and the action if any, that the Parent Borrower, such Subsidiary or ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC or an applicable foreign governmental agency by the Parent Borrower, such Subsidiary or ERISA Affiliate with respect to such event or condition):

(i)                                     any Reportable Event, as defined in Section 4043(c) of ERISA and the regulations issued thereunder, with respect to a Plan which would reasonably be expected to result in a liability to the Parent Borrower or any of its Subsidiaries in excess of $5,000,000, other than events for which the 30 day notice period has been waived;

(ii)                                  the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan under a distress termination or the distress termination of any Plan which, in either case, would reasonably be expected to result in a liability to the Parent Borrower or any of its Subsidiaries in excess of $5,000,000;

(iii)                               the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Parent Borrower, any of its Subsidiaries or any of its ERISA Affiliates of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan which would reasonably be expected to result in a liability to the Parent Borrower or any of its Subsidiaries in excess of $5,000,000;

(iv)                              the receipt by the Parent Borrower, any of its Subsidiaries or any of its ERISA Affiliates of notice from a Multiemployer Plan that the Parent Borrower, any of its Subsidiaries or any of its ERISA Affiliates has incurred withdrawal liability under Section 4201 of ERISA in excess of $5,000,000 or that such Multiemployer Plan is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA whereby a deficiency or additional assessment is levied or threatened to be levied in excess of $5,000,000 against the Parent Borrower, any of its Subsidiaries or any of its ERISA Affiliates;

(v)                                 the institution of a proceeding by a fiduciary of any Plan or Multiemployer Plan against the Parent Borrower, any of its Subsidiaries or any of its ERISA Affiliates to enforce Section 515 or 4219(c)(5) of ERISA asserting liability in excess of $5,000,000, which proceeding is not dismissed within 30 days; and

(vi)                              that any material contribution required to be made with respect to a Foreign Pension Plan has not been timely made, or that the Parent Borrower or any of its Subsidiaries may incur any material liability pursuant to any Foreign Pension Plan (other than to make contributions in the ordinary course of business).

6.08                        Maintenance of Property.  The Parent Borrower will, and will cause each of its Subsidiaries to, maintain all of their properties and assets in good condition, repair and working order, ordinary wear and tear excepted, except where failure to maintain the same would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.09                        Maintenance of Licenses and Permits.  The Parent Borrower will, and will cause each of its Subsidiaries to, maintain all permits, licenses and consents as may be required for the conduct of its business by any state, federal or local government agency or instrumentality, except where failure to maintain the same would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.10                        Reserved.

6.11                        End of Fiscal Years; Fiscal Quarters.  The Parent Borrower will cause (i) each of its, and each of its Subsidiaries’, fiscal years to end on December 31 of each year and (ii) each of its, and each of its Subsidiaries’, fiscal quarters to end on dates which are consistent with a fiscal year end as described above, provided that the Parent Borrower shall not be required to comply with the foregoing with respect to any Subsidiary of the Parent Borrower acquired after the Effective Date having a fiscal year ending on a date other than December 31 at the time of such acquisition.

6.12                        Reserved.

6.13                        Further Assurances.  The Parent Borrower shall promptly and duly execute and deliver to the Administrative Agent such documents and assurances and take such further action as the Administrative Agent may from time to time reasonably request in order to carry out more effectively the intent and purpose of the Credit Documents and to establish, protect and perfect the rights and remedies created or intended to be created in favor of the Administrative Agent and the Lenders pursuant to the Credit Documents.

ARTICLE VII.
NEGATIVE COVENANTS

Until the Commitments have expired or terminated, no Loans are outstanding and the principal of and interest on each Loan, and all fees payable hereunder, shall have been paid in full, the Parent Borrower covenants and agrees with the Lenders that:

7.01                        Changes in Business and Investments.  The Parent Borrower will not, nor will it permit any of its Subsidiaries to, engage (directly or indirectly) in any business other than businesses in which it is engaged on the Effective Date and reasonable extensions thereof and other businesses that are complementary or reasonably related thereto (provided, however, that nothing in this Section 7.01 shall in any manner restrict or impair the consummation of the Acquisition).

7.02                        Consolidations, Mergers, Sales of Assets and Acquisitions.

(a)                                 The Parent Borrower will not, nor will it permit any Loan Party to, consolidate or merge with or into any other Person, provided that (i) the Parent Borrower or the Subsidiary Borrower may consolidate or merge with another Person if (x) the Parent Borrower or the Subsidiary Borrower (as the case may be) is the corporation surviving such merger and (y) immediately after giving effect to such merger, no Default shall have occurred and be continuing, and (ii) except as set forth in (i), a Loan Party may consolidate or merge with another Loan Party or with another Subsidiary of the Parent Borrower (provided that a Loan Party must survive such consolidation or merger).

(b)                                 The Parent Borrower will not, nor will it permit any of its Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, including by way of merger or consolidation (any of the foregoing being referred to in this Section 7.02(b) as a “Disposition” and any series of related Dispositions constituting but a single Disposition), any of its properties or assets, tangible or intangible (including but not limited to sale, assignment, discount or other disposition of accounts, contract rights, chattel paper or general intangibles with or without recourse), except:

(i)                                     any Disposition of used, worn out, obsolete or surplus property of the Parent Borrower or any Subsidiary in the ordinary course of business;

(ii)                                  the license (as licensor) of intellectual property so long as such license does not materially interfere with the business of the Parent Borrower or any of its Subsidiaries;

(iii)                               (x) the Disposition of cash, cash equivalents and investment securities and (y) any Disposition of investments in the investment portfolios of the Parent Borrower or any of its Subsidiaries;

(iv)                              the release, surrender or waiver of contract, tort or other claims of any kind as a result of the settlement of any litigation or threatened litigation;

(v)                                 the granting or existence of Liens (and foreclosure thereon) not prohibited by this Agreement;

(vi)                              the lease or sublease of real property so long as such lease or sublease does not materially interfere with the business of the Parent Borrower or any of its Subsidiaries;

(vii)                           Dividends not prohibited by Section 7.07;

(viii)                        any ceding of insurance or reinsurance in the ordinary course of business;

(ix)                              any Disposition by the Parent Borrower set forth on Schedule 7.02(b);

(x)                                 Dispositions of properties or assets having an aggregate fair value (as determined in good faith by the board of directors of the Parent Borrower) of less than $10,000,000;

(xi)                              Dispositions by the Parent Borrower or any of its Subsidiaries of any of their respective properties or assets to the Parent Borrower or to any Subsidiary of the Parent Borrower; and

(xii)                           other Dispositions (x) provided that such sale does not constitute all or substantially all of the assets of ARC and/or ARL and (y) to the extent that the fair market value of the assets the subject thereof (as determined in good faith by the board of directors or senior management of the Parent Borrower), when added to the fair market value of the assets the subject of any such other Disposition or Dispositions permitted by this clause (xii) previously consummated during the same fiscal year of the Parent Borrower (as determined in good faith by the board of directors or senior management of the Parent Borrower), does not constitute more than 20% of the consolidated assets of the Parent Borrower and its Subsidiaries as of the last day of the most recently ended fiscal year of the Parent Borrower.

(c)                                  Except for the consummation of the Acquisition, the Parent Borrower will not, nor will it permit any of its Subsidiaries to, acquire all or substantially all of the capital stock or assets of another

Person unless at such time and immediately after giving effect thereto no Default exists or would result therefrom.

7.03                        Liens.  The Parent Borrower will not, nor will it permit any of its Subsidiaries to, permit, create, assume, incur or suffer to exist any Lien on any asset, tangible or intangible, now owned or hereafter acquired by it, except:

(a)                                 Liens created pursuant to the Credit Documents;

(b)                                 Liens existing on the Effective Date and listed on Schedule 7.03;

(c)                                  Liens securing repurchase agreements constituting a borrowing of funds by the Parent Borrower or any Subsidiary of the Parent Borrower in the ordinary course of business for liquidity purposes and in no event for a period exceeding 90 days in each case;

(d)                                 Liens on assets of any Subsidiary of the Parent Borrower arising pursuant to purchase money mortgages, capital leases or security interests securing Indebtedness representing the purchase price (or financing of the purchase price within 90 days after the respective purchase) securing Indebtedness of the type described in clause (e) of the definition of “Permitted Subsidiary Indebtedness”;

(e)                                  Liens (x) on any asset of any Person existing at the time such Person is merged or consolidated with or into the Parent Borrower or any of its Subsidiaries and not created in contemplation of such event or (y) securing Acquired Indebtedness so long as such Lien existed prior to the contemplated acquisition, was not created in contemplation of such acquisition and only relates to assets of the Person so acquired;

(f)                                   Liens securing obligations owed by the Parent Borrower to any of its Subsidiaries or owed by any Subsidiary of the Parent Borrower to the Parent Borrower or any other Subsidiary of the Parent Borrower, in each case solely to the extent that such Liens are required by an Applicable Insurance Regulatory Authority for such Person to maintain such obligations;

(g)                                  Liens securing insurance obligations of Subsidiaries of the Parent Borrower owed by any Subsidiary of the Parent Borrower to the Parent Borrower or any other Subsidiary of the Parent Borrower, in each case solely to the extent that such Liens are required or requested by ratings agencies, clients or brokers for such Person to maintain such insurance obligations;

(h)                                 Liens on investments and cash balances of any Regulated Insurance Company securing obligations of such Regulated Insurance Company in respect of trust or similar arrangements formed, letters of credit issued, funds withheld or balances established, in each case, in the ordinary course of business for the benefit of cedents to secure reinsurance recoverables owed to them by such Regulated Insurance Company;

(i)                                     inchoate Liens for Taxes, assessments or governmental charges or levies not yet due or Liens for Taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(j)                                    Liens in respect of property or assets of the Parent Borrower or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the Parent Borrower’s or such Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of the Parent Borrower or such Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(k)                                 Licenses, sublicenses, leases, or subleases granted to other Persons not materially interfering with the conduct of the business of the Parent Borrower or any of its Subsidiaries;

(l)                                     easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of the Parent Borrower or any of its Subsidiaries;

(m)                             Liens arising out of the existence of judgments or awards not constituting an Event of Default under Section 8.01(g);

(n)                                 Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practice (exclusive of obligations in respect of the payment for borrowed money);

(o)                                 bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by the Parent Borrower or any of its Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained;

(p)                                 Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the clauses of this Section 7.03, provided that such Indebtedness is not increased (except to pay premiums, accrued interest and expenses incurred in such refinancing) and is not secured by any additional assets;

(q)                                 Liens in respect of property or assets of any Subsidiary of the Parent Borrower securing Indebtedness of the type described in clauses (c) and (j) of the definition of “Permitted Subsidiary Indebtedness” provided the termination amount or the  amount(s) determined as the mark-to-market value(s) for such Indebtedness does not exceed $500,000,000;

(r)                                    Liens in respect of property or assets of any Subsidiary of the Parent Borrower securing Indebtedness of the type described in clauses (d), (f) and (l) of the definition of “Permitted Subsidiary Indebtedness”;

(s)                                   Liens in respect of property or assets of any Subsidiary of the Parent Borrower securing Indebtedness of the type described in clause (i) of the definition of “Permitted Subsidiary Indebtedness”; provided that the aggregate amount of the Indebtedness secured by such Liens shall not, when added to the aggregate amount of all outstanding obligations of the Parent Borrower secured by Liens incurred pursuant to Section 7.03(t) exceed at any time 10% of Consolidated Net Worth of the Parent Borrower at the time of incurrence of any new Liens permitted by this clause (s);

(t)                                    Liens arising in connection with securities lending arrangements entered into by the Parent Borrower or any of its Subsidiaries with financial institutions in the ordinary course of business;

(u)                                 in addition to the Liens described in clauses (a) through (t) above, Liens securing obligations of the Parent Borrower or any of its Subsidiaries; provided that the aggregate amount of the obligations secured by such Liens shall not exceed at any time 10% of Consolidated Net Worth of the Parent Borrower at the time of incurrence of any Liens permitted by this clause (u); and

(v)                                 Liens on cash and securities (other than securities of the Parent Borrower or any of its Subsidiaries) securing Permitted LC Facilities.

7.04                        Indebtedness.  The Parent Borrower will not permit any of its Subsidiaries (other than ACUS) to create, incur, assume or permit to exist any Indebtedness, or agree, become or remain liable (contingent or otherwise) to do any of the foregoing, except for (i) the Obligations, (ii) Indebtedness under the Permitted Credit Agreements, (iii) Permitted Subsidiary Indebtedness; provided, however, that each Subsidiary of the Parent Borrower (other than ACUS) that provides a Guarantee in respect of any Permitted Credit Agreement of a Borrower or Acquired Indebtedness of a Borrower shall execute and deliver a Supplemental Subsidiary Guaranty; provided, further, that at such time as such Subsidiary shall no longer provide a Guarantee in respect of any Permitted Credit Agreement of a Borrower or Acquired Indebtedness of a Borrower, the Administrative Agent shall release such Subsidiary from its obligations under such Supplemental Subsidiary Guaranty and (iv) Indebtedness described on Schedule 7.04.

7.05                        Issuance of Stock.  The Parent Borrower will not, nor will it permit any of its Subsidiaries to, directly or indirectly issue, sell, assign, pledge, or otherwise encumber or dispose of any shares of its preferred or preference equity securities or options to acquire preferred or preference equity securities, except the issuance of preferred or preference equity securities (or options to acquire preferred or preference equity securities), so long as (i) (x) no part of such preferred or preference equity securities is mandatorily redeemable (whether on a scheduled basis or as a result of the occurrence of any event or circumstance) prior to the first anniversary of the Maturity Date or (y) all such preferred or preference equity securities or options therefor are issued to and held by the Parent Borrower and its Wholly-Owned Subsidiaries and (ii) such preferred or preference equity securities do not contain any financial performance related covenants or incurrence covenants which restrict the operations of the issuer thereof; provided that the Parent Borrower and its Subsidiaries may issue preferred stock as described on Schedule 7.05.

7.06                        Dissolution.  The Parent Borrower will not (and, if the Parent Borrower has designated a Subsidiary Borrower hereunder pursuant to Section 2.16, will not permit the Subsidiary Borrower to) suffer or permit dissolution or liquidation either in whole or in part, except through corporate reorganization to the extent permitted by Section 7.02.

7.07                        Restricted Payments. The Parent Borrower will not declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Parent Borrower or to sell any Equity Interest therein (each of the foregoing a “Dividend” and, collectively, “Dividends”) unless no Default shall have occurred and be continuing at the time of such Dividend or would result therefrom, except that the Parent Borrower and its Subsidiaries may declare and pay cash Dividends with respect to any Preferred Security issued by the Parent Borrower or any of its Subsidiaries, if, at the time of and after giving effect to such dividend, no Default under Sections 8.01(a), 8.01(d)(i)(x), 8.01(d)(ii) or 8.01(e) shall have occurred and be continuing.

7.08                        Transactions with Affiliates.  The Parent Borrower will not, nor will it permit any of its Subsidiaries to, enter into or be a party to a transaction with any Affiliate of the Parent Borrower or such Subsidiary (which Affiliate is not the Parent Borrower or a Subsidiary), except (i) transactions with Affiliates on terms (x) no less favorable to the Parent Borrower or such Subsidiary than those that could have been obtained in a comparable transaction on an arm’s length basis from an unrelated Person or (y) approved by a majority of the disinterested members of the board of directors of the Parent Borrower, (ii) transactions and payments pursuant to agreements and arrangements disclosed in, or listed as an exhibit to, the Parent Borrower’s annual report on Form 10-K filed with the SEC on February 26, 2016 or any subsequent other filing with the SEC through the Effective Date or any such agreement or arrangement as thereafter amended, extended or replaced on terms that are, in the aggregate, no less favorable to the Parent Borrower and its Subsidiaries than the terms of such agreement on the Effective Date, as the case may be, (iii) Dividends not prohibited by Section 7.07, (iv) fees and compensation paid to and indemnities provided on behalf of officers and directors of the Parent Borrower or any of its Subsidiaries as reasonably determined in good faith by the board of directors or senior management of the Parent Borrower and (v) the issuance of common stock of the Parent Borrower.

7.09                        Maximum Parent Borrower Leverage Ratio.  The Borrower will not permit the Parent Borrower Leverage Ratio on the last day of any fiscal quarter or fiscal year of the Borrower to be greater than 0.35:1.00.

7.10                        Minimum Consolidated Tangible Net Worth.  Parent Borrower will not permit its Consolidated Tangible Net Worth at any time to be less than the sum of (i) $4,386,548,000 plus (ii) 25% of its quarterly Consolidated Net Income (if positive) for each fiscal quarter ending after June 30, 2016 plus (iii) 25% of the aggregate Net Cash Proceeds received from any Equity Offering consummated on or after the Effective Date minus (iv) if and to the extent that the Existing Credit Agreement has been amended to include the deduction in this clause (iv) in the equivalent section thereof, 100% of the aggregate liquidation preference of Preferred Securities of the Parent Borrower that are redeemed or repurchased on or after the Effective Date, to the extent such Preferred Securities were outstanding prior to the Effective Date.

7.11                        Limitation on Certain Restrictions on Subsidiaries.  The Parent Borrower will not, nor will it permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Subsidiary of the Parent Borrower to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Parent Borrower or any of its Subsidiaries, or pay any Indebtedness owed to the Parent Borrower or any of its Subsidiaries, (b) make loans or advances to the Parent Borrower or any of its Subsidiaries or (c) transfer any of its properties or assets to the Parent Borrower or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable Law, (ii) the Permitted Credit Agreements, as in effect as of the Effective Date (and any replacements, renewals and extensions thereof and any successor facilities, provided that the encumbrances and restrictions contained in any such replacements, renewals or extensions or any such successor facilities are not materially more disadvantageous to the Lenders than is customary in comparable financings and such encumbrances and restrictions will not materially affect the Borrower’s ability to make (including pursuant to any Guarantee) principal or interest payments on the Loans), (iii) the Existing Senior Notes, as in effect as of the Effective Date (and any additional issuances of notes, provided that the encumbrances and restrictions contained in any such additional notes shall not be materially more disadvantageous to the Lenders than is customary in comparable financings and such encumbrances and restrictions will not materially affect the Borrower’s ability to make principal or interest payments on the

Loans), (iv) this Agreement and the other Credit Documents, (v) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Parent Borrower or any of its Subsidiaries, (vi) customary provisions restricting assignment of any licensing agreement (in which the Parent Borrower or any of its Subsidiaries is the licensee) or other contract (including leases) entered into by the Parent Borrower or any of its Subsidiaries in the ordinary course of business, (vii) restrictions on the transfer of any asset pending the close of the sale of such asset, (viii) restrictions on the transfer of any asset subject to a Lien permitted by Section 7.03, (ix) agreements entered into by a Regulated Insurance Company with an Applicable Insurance Regulatory Authority or ratings agency in the ordinary course of business, (x) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired, (xi) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person, (xii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (xiii)  an agreement or instrument relating to any Permitted Subsidiary Indebtedness of the type described in clause (e), (h), (i) or (k) of the definition thereof if such encumbrance or restriction is not materially more disadvantageous to the Lenders than is customary in comparable financings and such encumbrance or restriction will not materially affect the Borrower’s ability to make (including pursuant to any Guarantee) principal or interest payments on the Loans and (xiv) any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in clause (x) above, provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions that those prior to such amendment or refinancing.

7.12                        Private Act.  The Parent Borrower will not, nor will it permit any other Loan Party to, become subject to a Private Act.

7.13                        Sanctions.  The Parent Borrower will not, nor will it permit any of its Subsidiaries to, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, for the purpose of  funding any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, would result in a violation of Sanctions by such person, or in any other manner that will result in a violation by any individual or entity participating in the Transactions (including as Lender, Arranger, Administrative Agent or otherwise) of Sanctions.

7.14                        Anti-Corruption Laws.  To its knowledge, the Parent Borrower will not, nor will it permit any of its Subsidiaries to, directly or  indirectly use the proceeds of the Loans for any purpose which would result in a material violation of the FCPA, the UK Bribery Act 2010, or other similar applicable legislation in other jurisdictions.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

8.01                        Events of Default.  Any of the following shall constitute an Event of Default:

(a)                                 Payments.  The Borrower shall (i) default in the payment when due of any principal of any Loan, (ii) default, and such default shall continue for three or more Business Days, in the payment when due of any interest on any Loan or any fees payable pursuant to the Credit Documents or (iii) default in the prompt payment following notice or demand in respect of any other amounts owing hereunder or under any other Credit Document; or

(b)                                 Representations, Etc.  Any representation, warranty or material statement made or deemed made pursuant to the last sentence of Section 5.02 by the Borrower herein or in any other Credit Document or in any certificate or material statement delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

(c)                                  Covenants.  (A) The Parent Borrower shall default in the due performance or observance by it of any term, covenant or agreement contained in Section 6.01(d) (solely with respect to any notice of Default), Section 6.05 (but only with respect to the legal existence of the Parent Borrower and the Subsidiary Borrower, if any), or Article VII, or (B) any Loan Party shall default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 8.01(a) or 8.01(c)(A)) contained in this Agreement or any other Credit Document to which it is a party and such default shall continue unremedied for a period of 45 days after knowledge of a Responsible Officer of the Parent Borrower or written notice to the Parent Borrower from the Administrative Agent or the Required Lenders; or

(d)                                 Default under other Agreements.  (i)  The Parent Borrower or any of its Subsidiaries shall (x) default in any payment with respect to Indebtedness (other than the Obligations) in excess of $50,000,000 individually or in the aggregate, for the Parent Borrower and its Subsidiaries, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice of acceleration, or any lapse of time prior to the effectiveness of any notice of acceleration, is required), any such Indebtedness to become due prior to its stated maturity; or (ii) Indebtedness of the Parent Borrower or its Subsidiaries in excess of $50,000,000 shall be declared to be due and payable other than in accordance with the terms of such Indebtedness or required to be prepaid, other than by a regularly scheduled required prepayment or as a mandatory prepayment (unless such required prepayment or mandatory prepayment results from a default thereunder or an event of the type that constitutes an Event of Default), prior to the stated maturity thereof; or

(e)                                  Bankruptcy, Etc.  The Parent Borrower or any of its Subsidiaries (other than Insignificant Subsidiaries) shall commence a voluntary case concerning itself under any Debtor Relief Law; or an involuntary case is commenced against the Parent Borrower or any of its Subsidiaries (other than Insignificant Subsidiaries) and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian  is appointed for, or takes charge of, all or substantially all of the property of the Parent Borrower or any of its Subsidiaries (other than Insignificant Subsidiaries); or the Parent Borrower or any of its Subsidiaries (other than Insignificant Subsidiaries) commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, conservator or liquidator (collectively, a “conservator”) or, for the purposes of United Kingdom law, an administrator or administrative receiver, of itself or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, supervision, conservatorship or similar law of any jurisdiction, the Bermuda Companies Law or U.K. Insolvency Act whether now or hereafter in effect relating to the Parent Borrower or any of its Subsidiaries (other than Insignificant Subsidiaries); or any such proceeding is commenced against (i) any Regulated Insurance Company (other than any Regulated Insurance Company that is an Insignificant Subsidiary)

which is engaged in the business of underwriting insurance and/or reinsurance in the United States, or (ii) the Parent Borrower or any of its Subsidiaries (other than Insignificant Subsidiaries or any Regulated Insurance Company described in the immediately preceding clause (i)) to the extent such proceeding is consented to by such Person, and in the case of either clause (i) or (ii) remains undismissed for a period of 60 days; or the Parent Borrower or any of its Subsidiaries (other than Insignificant Subsidiaries) is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or (x) any Regulated Insurance Company (other than any Regulated Insurance Company that is an Insignificant Subsidiary) which is engaged in the business of underwriting insurance and/or reinsurance in the United States suffers any appointment of any conservator or the like for it or any substantial part of its property, or (y) the Parent Borrower or any of its Subsidiaries (other than Insignificant Subsidiaries or any Regulated Insurance Company described in the immediately preceding clause (x)) consents to any appointment of any conservator or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or the Parent Borrower or any of its Subsidiaries (other than Insignificant Subsidiaries) makes a general assignment for the benefit of creditors; or any corporate action is taken by the Parent Borrower or any of its Subsidiaries (other than Insignificant Subsidiaries) for the purpose of effecting any of the foregoing; or

(f)                                   ERISA.  (i) An event or condition specified in Section 6.07 shall occur or exist with respect to any Plan or Multiemployer Plan or Foreign Pension Plan, (ii) the Parent Borrower, any of its Subsidiaries or any of its ERISA Affiliates shall fail to pay when due any amount which they shall have become liable to pay to the PBGC or to a Plan or a Multiemployer Plan or (iii) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan must be terminated, and as a result of such event, failure or condition, together with all such other events, failures or conditions, the Parent Borrower, any of its Subsidiaries or any of its ERISA Affiliates shall incur a liability to a Plan, a Multiemployer Plan, a Foreign Pension Plan or PBGC (or any combination of the foregoing) which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; or

(g)                                  Judgments.  One or more final judgments or decrees shall be entered against the Parent Borrower or any of its Subsidiaries involving a liability (net of insurance and reinsurance as to which the insurer has not disclaimed liability), of $50,000,000 or more in the case of any one such judgment or decree or in the aggregate for all such judgments and decrees for the Parent Borrower and its Subsidiaries and any such judgments or decrees shall not have been vacated, discharged, satisfied, stayed or bonded pending appeal within 60 days from the entry thereof; or

(h)                                 Insurance Licenses.  Any one or more of the licenses (including, without limitation, licenses or certificates of authority from Applicable Insurance Regulatory Authorities), permits or authorizations to transact insurance and reinsurance business of the Parent Borrower or any of its Subsidiaries shall be suspended, limited or terminated or shall not be renewed, or any other action shall be taken by any Governmental Authority, and such action would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; or

(i)                                     Change of Control.  A Change in Control shall occur; or

(j)                                    Section 32 Direction.  ARL shall receive any direction or other notification from the Bermuda Monetary Authority pursuant to Section 32 of the Insurance Act, 1978 of Bermuda.

8.02                        Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions after the Closing Date:

(a)                                 declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Credit Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(b)                                 exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Credit Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Parent Borrower or the Subsidiary Borrower, if any, under an applicable Debtor Relief Law, the obligation of each Lender to make Loans shall automatically terminate, and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender. The Administrative Agent shall provide written notice of any such action to the Borrower but failure to provide such notice shall not prevent the Administrative Agent from taking any such action.

8.03                        Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.15, be applied in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX.
ADMINISTRATIVE AGENT

9.01                        Appointment and Authority.  Each of the Lenders hereby irrevocably appoints Credit Suisse to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02                        Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03                        Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)                                 shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)                                  shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04                        Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05                        Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06                        Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07                        Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

9.08                        No Other Duties, Etc.  Anything herein to the contrary notwithstanding, the Arrangers shall not have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in their capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.09                        Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Parent Borrower or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.08 and 10.04) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE X.
MISCELLANEOUS

10.01                 Amendments, Etc.  (a) No amendment or waiver of any provision of this Agreement or any other Credit Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and, subject to Section  10.01(b) below, the Borrower or the applicable Loan Party, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(i)                                     extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(ii)                                  postpone any date fixed by this Agreement or any other Credit Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Credit Document without the written consent of each Lender directly affected thereby;

(iii)                               reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (ii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Credit Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or any provision relating to Defaulting Lenders (including the definition thereof) or to waive any obligation of the Borrower to pay interest at the Default Rate;

(iv)                              change Section 8.03 or 2.12 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(v)                                 change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby; or

(vi)           release any Guarantee of the Borrower’s Obligations hereunder (other than pursuant to the terms hereof or the ACUS Guaranty, the Subsidiary Borrower Assumption, Release and Guaranty Agreement or the Supplemental Subsidiary Guaranty, as the case may be) without the written consent of each Lender;

and, provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Credit Document; and (ii) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(b)                                 This Agreement may be amended by the Administrative Agent, within 90 days after the Closing Date, without the consent of any Lender to the extent that the substance of such amendment is favorable to the Lenders (or any of them) and not adverse to any Lender or the Administrative Agent, in each case, in its capacity as such.  Any amendment effected pursuant to this Section 10.01(b) shall be effective upon the execution thereof by the Administrative Agent and the Borrower and the posting thereof by the Administrative Agent to the Lenders.

10.02                 Notices; Effectiveness; Electronic Communication.

(a)                                 Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                  if to the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)               if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

(d)                                 Change of Address, Etc.  The Borrower and the Administrative Agent may change their address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)                                  Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03                 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and under the other Credit Documents against the Loan Parties shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Credit Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.12), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Parent Borrower or any of its Subsidiaries under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Credit Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04                 Expenses; Indemnity; Damage Waiver.

(a)                                 Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)                                 Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of each Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Parent Borrower or any of its Subsidiaries) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Credit Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Parent Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Parent Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Parent Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF ANY INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Parent Borrower or any of its Subsidiaries against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if the Parent Borrower or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  For the avoidance of doubt, this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)                                  Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of the Administrative Agent, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, each Loan Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)                                  Payments.  All amounts due under this Section shall be payable promptly after written demand therefor.

(f)                                   Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05                 Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06                 Successors and Assigns.

(a)                                 Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Parent Borrower and, if the Parent Borrower has designated a Subsidiary Borrower hereunder pursuant to Section 2.16, the Subsidiary Borrower, may not assign or otherwise transfer any of their respective rights or obligations hereunder (except pursuant to the Subsidiary Borrower Assumption, Release and Guaranty Agreement) without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment or grant of a security interest, subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                               in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans, if any, at the time owing to it under its Commitment or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and

(B)                               in any case not described in subsection (b)(i)(A) of this Section 10.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that simultaneous assignments by or to two or more Approved Funds or other members of an Assignee Group shall be combined for purposes of determining whether the minimum assignment requirement is met; and provided, further, that the Borrower shall be deemed to have consented to any such assignment after the Closing Date unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof.

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)                               the consent of the Borrower (such consent not to be unreasonably withheld or delayed on or after the Closing Date, it being understood that the prior thereto the Borrower may withhold its consent in its discretion); provided that (x) the Borrower shall be deemed to have consented to any such assignment that occurs after the Closing Date unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof and (y) no consent of the Borrower shall be required if (1) on or prior to the Closing Date, an Event of Default under Section 8.01(a) or (e) with respect to the Parent Borrower or the Subsidiary Borrower (if any) has occurred and is continuing at the time of such assignment, (2) after the Closing Date, an Event of Default has occurred and is continuing at the time of such assignment, or (3) such assignment is to an Eligible Assignee described in clause (a), (b) or (d) of the definition of such term; and

(B)                               the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender or an Affiliate of such Lender.

(iv)                              Assignment and Assumption.  The parties to each assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Assumption, via an electronic settlement system acceptable to the Administrative Agent or (B) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Assumption, in each case, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive or reduce such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable Tax forms.

(v)                                 No Assignment to Certain Persons.  No such assignment shall be made (A) to the Parent Borrower or any of the Parent Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for Tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest amounts) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  No assignment shall be effective unless it has been recorded in the Register as provided in this subsection (c).

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Parent Borrower or any of the Parent Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Subject to Section 10.06(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations set forth therein) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 10.06 (it being understood that the documentation required under Section 3.01(d) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.06; provided that such Participant agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section 10.06.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.12 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)                                  Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(d) as though it were a Lender.

(f)                                   Certain Pledges.  Any Lender may at any time pledge or assign, or grant a security interest in, all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment or grant of a security interest to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment, or grant of a security interest,  shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee or grantee for such Lender as a party hereto.

10.07                 Treatment of Certain Information; Confidentiality.  The Administrative Agent and each of the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and the Administrative Agent and the Lenders shall be responsible for any breach of this Section 10.07 by such Persons), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the NAIC), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower.  Information about the credit facility under this Agreement may be provided to administration or settlement service providers on a confidential basis to the extent necessary or helpful to the provision of administrative agency functions.

For purposes of this Section, “Information” means all information received from the Parent Borrower or any Subsidiary of the Parent Borrower relating to the Parent Borrower or any Subsidiary of the Parent Borrower or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Parent Borrower or its Subsidiary, provided that, in the case of information received from the Parent Borrower or its Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Parent Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08                 Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Credit Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09                 Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10                 Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11                 Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of the Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12                 Severability.  If any provision of this Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13                 Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the other Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)                                 the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b)                                 such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Sections 3.01, 3.04 and 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)                                  in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)                                 such assignment does not conflict with applicable Laws; and

(e)                                  in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14                 Governing Law; Jurisdiction; Etc.

(a)                                 GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)                                 SUBMISSION TO JURISDICTION.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY FRONTING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST THE PARENT BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  WAIVER OF VENUE.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY

IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS.  ON OR PRIOR TO THE EFFECTIVE DATE (OR, IN THE CASE OF THE SUBSIDIARY BORROWER, THE CLOSING DATE), EACH FOREIGN LOAN PARTY SHALL APPOINT THE SERVICE OF PROCESS AGENT, WITH AN OFFICE ON THE DATE HEREOF AT 80 PINE STREET, NEW YORK, NEW YORK 10005, UNITED STATES, AS ITS AGENT TO RECEIVE ON ITS BEHALF AND ITS PROPERTY SERVICE OF THE SUMMONS AND COMPLAINTS AND ANY OTHER PROCESS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING, PROVIDED THAT A COPY OF SUCH PROCESS IS ALSO MAILED IN THE MANNER PROVIDED IN SECTION 10.02.  SUCH SERVICE MAY BE MADE BY MAILING OR DELIVERING A COPY OF SUCH PROCESS TO THE PARENT BORROWER IN CARE OF THE SERVICE OF PROCESS AGENT AT THE SERVICE OF PROCESS AGENT’S ABOVE ADDRESS, AND THE PARENT BORROWER AND EACH OTHER FOREIGN LOAN PARTY HEREBY IRREVOCABLY AUTHORIZES AND DIRECTS THE SERVICE OF PROCESS AGENT TO ACCEPT SUCH SERVICE ON ITS BEHALF.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15                 Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16                 No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), each Loan Party acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lenders and the Arrangers are arm’s-length commercial transactions between such Loan Party and its Affiliates, on the one hand, and the Administrative Agent, the Lenders and the Arrangers on the other hand, (B) such Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) the Administrative Agent, the Lenders and the Arrangers, have not been, are not, and will not be acting as an advisor, agent or fiduciary for such Loan Party or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, nor any Lender nor any Arranger has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Administrative Agent, the Lenders and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any Lender nor any Arranger has any obligation to disclose any of such interests to the Loan Parties or any of their respective Affiliates.  To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Lenders and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17                 Electronic Execution of Assignments and Certain Other Documents.  The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

10.18                 USA PATRIOT Act.  Each Lender that is subject to the PATRIOT Act (as hereinafter defined), and the Administrative Agent (for itself and not on behalf of any Lender), hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the PATRIOT Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

10.19                 Time of the Essence.  Time is of the essence of the Credit Documents.

10.20                 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                           a reduction in full or in part or cancellation of any such liability;

(ii)                        a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)                     the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

The following terms shall for purposes of this Section have the meanings set forth below:

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of such EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ARCH CAPITAL GROUP LTD.

By:	/S/ Mark D. Lyons
	Name:	Mark D. Lyons
	Title:	Executive Vice President and Chief
Financial Officer

Arch Capital Credit Agreement
Signature Page

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent and a Lender

By:	/S/ Christopher Day
	Name:	Christopher Day
	Title:	Authorized Signatory

By:	/S/ Warren Van Heyst
	Name:	Warren Van Heyst
	Title:	Authorized Signatory

Arch Capital Credit Agreement
Signature Page